The transactions pursuant to the joint share transfer described in this document involve securities of a Japanese company. The joint share transfer is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities otherwise than under the joint share transfer, such as in the open market or through privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail in all respects.

(Translation)

CONVOCATION NOTICE OF

THE 63rd ORDINARY GENERAL MEETING OF SHAREHOLDERS

Security Code (in Japan) 8087

Date and Time: Monday, June 21, 2021, at 10:00 a.m. (JST) Venue: Furusato Hall, 5F, Furusato Building 1-2-10, Minamishinmachi, Chuo-ku, Osaka, Japan
Proposals to be resolved:	Proposal No.1: Approval of Share Transfer Plan
Proposal No.2: Appropriation of Retained Earnings
Proposal No.3: Election of Seven (7) Directors of the Board
Proposal No.4: Election of One (1) Auditor

Notice Regarding COVID-19

◎ In view of the situation of the further spread of the COVID-19, shareholders planning to attend the Meeting in person are requested to check the situation update on the COVID-19 spread and the condition of their own health before attending the General Shareholders’ Meeting, and take appropriate precautions to prevent infection.

◎ We may restrict admission in order to limit the number of participants and allow sufficient spacing between shareholders. We would ask for your kind understanding and cooperation in advance.

◎ We will not offer gifts for attendees this year as well.

◎ In the event of any significant changes in the operation of the General Shareholders’ Meeting due to future circumstances, the Company will post a notice at the Company’s website (http://www.furusato.co.jp/ir/generalmeeting/).

Message from the President

For the market environment relating to our group for the 63rd fiscal year (April 1, 2020 to March 31, 2021), industrial production declined significantly with the spread of COVID-19, and machinery orders decreased significantly due to the decline of capital investment relating to productive equipment.

In such market environment, though sales were slightly short of the plan for the current fiscal year, profits planning for the current fiscal year was achieved due to the great effort of the Security Business. However, compared to the previous fiscal year, sales and profits decreased significantly, and the economic recovery is uncertain in the future.

Under such circumstances, we have determined to conduct management integration with Maruka Corporation to keep stable development in the future. We aim to strengthen the ideal business foundation by mutually complementing strong business areas of the companies.

We would appreciate your understanding and continued support.

June 2021

Group Philosophy

Furusato group philosophy has been formulated as an expression of our wish to support the achievement of sustainable future for stakeholders.

GROUP SLOGAN

STAND BY YOUR FUTURE

OUR VISION

Hope for a sustainable society

Responsible for the continuing growth of the Group

Employees work energetically

OUR MISSION

Creating value for many people

with our unique ideas results in

meaningful activities for us

OUR VALUES

Create an environment in which everyone can demonstrate his or her abilities with a sense of security by acknowledging diverse personalities

Table of Contents
■ Message from the President	1

■ Convocation Notice of the 63rd Ordinary General Meeting of Shareholders	3

■ Reference Documents for the Ordinary General Meeting of Shareholders	5

Proposal No.1 Approval of Share Transfer Plan Proposal No.2 Appropriation of Retained Earnings Proposal No.3 Election of Seven (7) Directors of the Board Proposal No.4 Election of One (1) Auditor

─Attachment ─

■ BUSINESS REPORT	48

1. Matters related to the current state of business group

2. Current state of the Company

■ CONSOLIDATED FINANCIAL STATEMENTS	76

■ AUDITOR’S REPORT	81

Security Code (in Japan): 8087
June 4, 2021
To shareholders	Ryohei Furusato President and Representative Director
Furusato Industries, Ltd.
1-2-10, Minamishinmachi, Chuo-ku, Osaka, Japan

CONVOCATION NOTICE OF

THE 63rd ORDINARY GENERAL MEETING OF SHAREHOLDERS

Dear Shareholder:

Notice is hereby given that the 63rd Ordinary General Meeting of Shareholders will be held as described below.

In the Ordinary General Meeting of Shareholders, we decrease significantly the number of seats at the venue to allow social distancing, we therefore recommend that you refrain from coming to the venue of the General Shareholders’ Meeting.

You can exercise your voting rights by mail as well. It would be appreciated if you would exercise your voting rights by sending back to us the enclosed voting right exercise form with indicating your approval or disapproval of each proposal after reviewing the Reference Material for the General Meeting of Shareholders annexed hereto. Your vote must reach the Company by 17:45, Friday, June 18, 2021 (JST).

Particulars

Date and Time	Monday, June 21, 2021, at 10:00 a.m. (JST)
Venue	Furusato Hall, 5F, Furusato Building 1-2-10, Minamishinmachi, Chuo-ku, Osaka
Agenda for the meeting	Matters to be reported

1. Report on the business report, the consolidated financial statements, and the results of the audit of the consolidated financial statements by the Accounting Auditors and the Board of Corporate Auditors for the 63rd business term (from April 1, 2020 to March 31, 2021)

2. Report on the non-consolidated financial statements for the 63rd business term (from April 1, 2020 to March 31, 2021)

Proposals to be resolved:

Proposal No. 1: Approval of Share Transfer Plan

Proposal No. 2: Appropriation of Retained Earnings

Proposal No. 3: Election of Seven (7) Directors of the Board

Proposal No. 4: Election of One (1) Auditor

*********************************************************************************************

・  If you attend the meeting, please submit the enclosed Voting Rights Exercise Form at the reception.

・  The following items are posted at the Company’s website (http://www.furusato.co.jp) in accordance with laws and Article 15 of the Company’s Articles of Incorporation; therefore, the following documents are not included in this convocation notice.

(i) Notes for consolidated financial statements (ii) Notes for non-consolidated financial statements.

Therefore, consolidated financial statements and non-consolidated financial results in this convocation are parts of consolidated financial statements and non-consolidated financial statements audited by Ac-counting Auditors and the Board of Auditors to compile the audit report.

・  In the event there are amendments made to the business report, the consolidated financial statements, the non-consolidated financial statements or the reference material for the General Shareholders’ Meeting by the day before the General Meeting of Shareholders, such amendments may be posted at the Company’s website (http://www.furusato.co.jp/ir/generalmeeting/).

Notice Regarding COVID-19

◎ In response to the situation of the outbreak of the COVID-19 on the day of the General Shareholders’ Meeting, necessary measures will be taken to prevent the spread of COVID-19. In the event of any significant changes in the operation of the General Shareholders’ Meeting due to future circumstances, the Company will post a notice at the Company’s website (http://www.furusato.co.jp/ir/generalmeeting/)

◎ Shareholders planning to attend the Meeting in person are requested to check the situation update on the COVID-19 outbreak and the condition of their own health before attending the General Shareholders’ Meeting, and take appropriate precautions such as wearing masks to prevent infection.

◎ We may restrict admission in order to limit the number of participants and allow sufficient spacing between shareholders. We would ask for your kind understanding and cooperation in advance.

◎ Due to safety reasons, we will hold the meeting with the minimum number of staff. Therefore, we will not offer gifts for attendees this year. We would ask for your kind under-standing in advance.

◎ On the website of the Company, we will accept questions in advance and distribute a video after the General Shareholders’ Meeting. Please access the Company’s website (http://www.furusato.co.jp/ir/generalmeeting) to send questions and watch the video.
Deadline: 18:00, Friday June 4, 2021 (JST) to 17:45, Friday, June 18, 2021 (JST)

Reference Documents for the General Meeting of Shareholders

Proposals and Reference Matters

Proposal 1:	Approval of Share Transfer Plan

The Company and Maruka Corporation (“Maruka”) have reached an agreement with respect to the establishment of MARUKA FURUSATO Corporation, which will be the wholly owning parent company of both companies (the “Joint Holding Company”), through a joint share transfer (the “Share Transfer”) scheduled to become effective on October 1, 2021 (the “Integration”). As of May 7, 2021, pursuant to the resolution of the respective meetings of the Boards of Directors of both companies held on May 7, 2021, both companies have entered into an agreement on management integration concerning the Integration (the “Integration Agreement”), and have prepared a share transfer plan regarding the Share Transfer (the “Share Transfer Plan”).

Accordingly, the Company requests the approval of the Share Transfer Plan relating to the Share Transfer.

The reasons for the Share Transfer, the outline of the content of the Share Transfer Plan, and other matters related to this proposal are as follows.

1. Reason for the Share Transfer

Since its establishment in 1959, the Company has been engaged in the manufacture, purchase and sale of steel frame building supplies. Amid an increase in market share in a relatively small market and market contraction in a period of slow growth, in 2000, the Company acquired G-NET CORPORATION, a machine and industrial tool wholesaler, in order to ensure its growth by expanding its business areas, and commenced the sales of machines and industrial tools to the domestic manufacturing industry. In 2007, it acquired Gifu Shoji, Co., Ltd. in order to further develop the machine and industrial tool business and build its own strength. Moreover, intending to develop the minor security business as a core business of the Company Group, it acquired Security Design, Inc. in 2016, and has been expanding the business in the crime prevention and surveillance market.

The Company Group expresses its ideal through the group philosophy, OUR VISION “Hoping for a sustainable society, being responsible for the continuing growth of the group and our employees work energetically,” and specifies what its employees should do in OUR MISSION “Creating value for many people with unique ideas and engaging in meaningful activities.” In accordance with this group philosophy, it has set out the group’s basic policy “Promoting value-based management by unique ideas.” Based on the principle of business portfolio management*, the the Company Group aims to enhance competitiveness in different businesses, secure a revenue base by pursuing customer satisfaction, create a new business through synergies between businesses, re-challenge overseas business fields, acquire volumes and functions through M&A and alliances and increase corporate value through the promotion of capital cost management.

On the other hand, Maruka was established in 1946 as a trading company that conducts domestic sales and the import and export of various goods, including paper, woolen textiles, bicycles, bearings and tools. Since then, Maruka has operated a wide range of businesses in Japan and abroad as a trading company specializing in industrial and construction machinery. With respect to the Industrial Machinery Division, Maruka sells machine tools, forming machinery, injection molding machinery and other machinery directly to its customers in Japan and abroad. In particular, through the global network of 23 overseas bases consisting of local subsidiaries in North America, Asia and China, Maruka engages actively in sales activities such as sales and maintenance to local companies and Japanese companies and support to Japanese companies in their overseas expansion. With respect to the Construction Machinery Division, with the aim to expand business areas and to enhance profitability, Maruka acquired Japan Rental Co., Ltd., which operated a rental business of construction machinery and undertook contracting work at height, in 2003, and sells and rents out aerial work platforms, cranes and other vehicles.

Maruka has strived to be a company that meets the expectations of society through its guiding philosophy “Sincerity is Everything in Life”, its mottoes “Sincere Service” and “Unique Solutions” and its mission “Customer Satisfaction”. As a trading company specializing in machinery that will continue to contribute to the manufacturing of products around the world based on this management spirit, Maruka aims to further strengthen its sales of industrial and construction machinery as well as expanding the business of peripheral categories, such as parts and consumable goods, improving its earning power by strengthening its engineering capability through the incorporation of manufacturer functions into group companies, investing more management resources in overseas markets, expanding into growing fields such as food machinery and EV through M&A, and strengthening management practices by improving profitability.

As described above, both companies have been considering alliances, including their integration, in order to address challenges in their respective business areas, achieve expansion of operation results, enhance corporate value and accelerate further growth and development. By using the strengths of both companies under the platform strategy* for creating optimal value, the companies have come to realize that they will be able to overcome their respective challenges and create even greater synergies.

Under such circumstances, both companies have been engaged in broad discussions for the purpose of maximizing their corporate value since around September 2019. In the course of considering various solutions to its business challenges, the Company made contact with business consultants and financial institutions, and after considering and discussing measures, including implementing alliances with companies that are in the same business environment and are likely to face similar business challenges, the Company considered Maruka as a candidate for an alliance company that could be expected to achieve significant synergies and enhance corporate value early. Triggered by the proposal of integration by the Company to Maruka in June 2020, both companies have commenced full-fledged discussions. On the other hand, Maruka has also been considering business challenges as mentioned above variously, and upon receiving the proposal of management integration from the Company, Maruka proceeded to consider the resolution of business challenges and the enhancement of corporate value through the proposal. Through these discussions, the companies have confirmed that they can complement their challenges and strengths, and have reached a common understanding that establishing a presence as an engineering trading company is the best way to maximize their corporate value. As a result, the Company and Maruka have decided to establish a joint holding company to integrate their management based on an equal footing.

* Business portfolio management: Business approach that diversifies risks and secures profitability, stability and growth potential by operating multiple businesses with different business models and economic sensitivities. The current life cycle of each business is identified and management capital is distributed to areas with higher growth potential. Moreover, by withdrawing the businesses that have lost a competitive advantage, a viable business portfolio is constructed.

* Platform strategy: A strategy that defines a mechanism for providing optimal value to users in each business as a platform, and continues to seek the perfect form of the required platform by complementing the lacking pieces (functions and scales) in each business area.

2. Outline of the Share Transfer Plan

The outline of the Share Transfer Plan is as described in the copy of the Share Transfer Plan below.

Share Transfer Plan (copy)

Furusato Industries, Ltd. (“Furusato”) and Maruka Corporation (“Maruka”) have agreed to conduct a share transfer by means of a joint share transfer and have jointly prepared the Share Transfer Plan (the “Plan”) as follows:

Article 1 (Share Transfer)

Pursuant to the terms and conditions of the Plan, Furusato and Maruka shall conduct a joint share transfer to cause all issued shares of Furusato and Maruka to be acquired by a wholly owning parent company (the “New Company”) that is to be newly incorporated on the New Company Incorporation Date (as defined in Article 6; the same shall apply hereinafter) (the “Share Transfer”).

Article 2 (New Company’s Purpose, Trade Name, Head Office Location, Total Number of Authorized Shares, and Other Matters to be Prescribed in the Articles of Incorporation )

1. The purpose, trade name, location of the head office and total number of authorized shares of the New Company shall be as follows:

(1) Purpose

The purpose of the New Company shall be as stated in Article 2 of the Articles of Incorporation set forth in the Appendix.

(2) Trade name

The trade name of the New Company shall be “FURUSATO MARUKA Holdings Kabushiki Kaisha” in Japanese and “MARUKA FURUSATO Corporation” in English.

(3) Location of the head office

The location of the head office of the New Company shall be located in Osaka, and the place of the head office shall be located at 1-2-10 Minami-shinmachi, Chuo-ku, Osaka.

(4) Total number of authorized shares

The total number of authorized shares of the New Company shall be 100 million shares.

2. In addition to what is listed in the preceding paragraph, other matters to be prescribed in the Articles of Incorporation of the New Company shall be as set forth in the Articles of Incorporation as attached in the Appendix.

Article 3 (Names of Directors at Incorporation, Auditors at Incorporation and Accounting Auditors at Incorporation of the New Company)

1. The names of the Directors at Incorporation of the New Company shall be as follows:

Chairman and Representative Director	Kunihiko Iida
President and Representative Director	Ryohei Furusato
Director	Toshiaki Takeshita
Director	Katsuhiro Yamashita
Director	Tsunehisa Namba
Director	Kazuaki Kotani
Director	Hiroyuki Nakatsukasa
Director	Junko Takechi

2. The names of the Auditors at Incorporation of the New Company shall be as follows:

Standing Auditor	Satoshi Onishi
Outside Auditor	Kyoko Hikita
Outside Auditor	Yasuo Sasaki

3. The names of the Accounting Auditors at Incorporation of the New Company shall be as follows:

Deloitte Touche Tohmatsu LLC

Article 4 (Shares to be Issued through the Share Transfer and Allocation thereof)

1. Upon the Share Transfer, the New Company shall issue to the shareholders of Furusato and Maruka as of the time immediately preceding the time of the acquisition of all of the issued shares of Furusato and Maruka (the “Record Time”), the number of common shares of the New Company equal to the sum of (i) the number of common shares issued by Furusato at the Record Time multiplied by 1, and (ii) the number of common shares issued by Maruka at the Record Time multiplied by 1.29, in lieu of the common shares of Furusato and Maruka held by the shareholders of Furusato and Maruka.

2. Upon the Share Transfer, the New Company shall allot common shares to each of the shareholders of Furusato and Maruka listed or recorded respectively in the shareholder registry of Furusato and Maruka at the Record time (provided, however, that with respect to the shareholders of Furusato or Maruka who request the purchase of their shares pursuant to the provisions of Article 806 (1) of the Companies Act, Furusato and Maruka shall be deemed to be listed or recorded as shareholders of the shares of Furasato and Maruka respectively, instead of said shareholders) in the following proportions:

(1) To the shareholders of Furusato, at a ratio of one (1) common share of the New Company for each common share of Furusato held by them.

(2) To the shareholders of Maruka, at a ratio of one point two nine (1.29) common share of the New Company for each common share of Maruka held by them.

3. Any fractional share of less than one (1) share arising out of the calculation set forth in the preceding two paragraphs shall be processed in accordance with the provisions of Article 234 of the Companies Act and other applicable laws and regulations.

Article 5 (Matters concerning the Amount of Capital and Reserves of the New Company)

The amount of stated capital and reserves of the New Company as of the New Company Incorporation Date shall be as follows:

(1) Amount of stated capital

Five billion (5,000,000,000) yen

(2) Amount of capital reserve

One billion two hundred fifty million (1,250,000,000) yen

(3) Amount of retained earnings reserve

Zero (0) yen

Article 6 (New Company Incorporation Date)

The day on which the incorporation of the New Company is to be registered (the “New Company Incorporation Date”) shall be October 1, 2021. Provided, however, that to the extent required for the completion of the process of the Share Transfer or for any other reason, the New Company Incorporation Date may be changed upon agreement through consultation between Furusato and Maruka.

Article 7 (Shareholders Meeting for Approval of Share Transfer Plan)

1. Furusato shall convene an ordinary general meeting of shareholders on June 21, 2021, to seek resolutions on the approval of the Plan and any other matters necessary for the Share Transfer.

2. Maruka shall convene an extraordinary general meeting of shareholders on July 16, 2021, to seek resolutions on the approval of the Plan and any other matters necessary for the Share Transfer.

3. The date of the general meeting of shareholders provided for in the preceding two paragraphs may be changed through an agreement by consultation between Furusato and Maruka, to the extent required for the completion of the process of the Share Transfer or for any other reason.

Article 8 (Dividends of surplus)

1. Furusato may pay dividends of surplus up to thirty-five point five (35.5) yen per share to shareholders or registered pledgees listed or recorded in the latest shareholder registry as of March 31, 2021.

2. Maruka may pay dividends of surplus up to twenty (20) yen per share to shareholders or registered pledgees listed or recorded in the latest shareholder registry as of May 31, 2021.

3. Except for the cases provided in the preceding two paragraphs, neither Furusato nor Maruka shall pass a resolution to pay dividends of surplus with a record date falling on or before the New Company Incorporation Date after the preparation of the Plan. However, this shall not apply to cases where an agreement has been reached between Furusato and Maruka through consultation.

Article 9 (Stock Listing, Shareholder Registry Administrator)

1. Furusato and Maruka shall consult with each other in good faith and cooperate in the procedures necessary for listing common shares issued by the New Company on the First Section of the Tokyo Stock Exchange, Inc. on the New Company Incorporation Date.

2. The shareholder registry administrator on the New Company Incorporation Date shall be Mitsubishi UFJ Trust and Banking Corporation.

Article 10 (Retirement of Treasury Stock)

Furusato and Maruka shall, by resolution of their respective board of directors meeting held no later than the day immediately preceding the New Company Incorporation Date, retire all of their treasury shares (including treasury shares to be acquired in response to a dissenting shareholder’s demand for share purchase pursuant to Article 806 (1) of the Companies Act, excercised at the time of the Share Transfer) at the Record time.

Article 11 (Management of Company Property, etc.)

Furusato and Maruka shall each conduct their own business and manage and operate their property with the due care of a prudent manager, and shall have each subsidiary conduct their own business and manage and operate their property with the due care of a prudent manager, after the preparation of the Plan up to the New Company Incorporation Date, and Furusato and Maruka shall, except as otherwise provided in the Plan, reach an agreement through consultation in advance with respect to any acts that may have a material impact on the property or rights and obligations of either party (including its subsidiaries).

Article 12 (Effect of the Plan)

The Share Transfer shall lose its effect in the following cases: (i) if any resolution regarding the approval of the Share Transfer or matters necessary for the Share Transfer is not obtained at the shareholders’ meetings of Furusato or Maruka set forth in Article 7, (ii) if the approval of the relevant authorities necessary for the Share Transfer cannot be obtained, or (iii) if the Share Transfer is canceled pursuant to the following Article 13.

Article 13 (Change in the Terms and Conditions of Share Transfer and Cancellation of Share Transfer)

During the period from the preparation of the Plan until the New Company Incorporation Date, in the event of any material change in the financial or business status of Furusato or Maruka, or in the event of any material hindrance occurring or becoming apparent to the execution of the Share Transfer, or in the event that it becomes difficult to achieve the purpose of the Plan, Furusato and Maruka may, by agreement through consultation, change the terms and conditions of the Share Transfer and other details of the Plan, or cancel the Share Transfer.

Article 14 (Good Faith Consultation )

In addition to the matters set forth in the Plan, any matters not set forth in the Plan and other matters necessary for the Share Transfer shall be determined by mutual agreement through consultation between Furusato and Maruka in accordance with the purpose of the Plan.

(Page margins)

IN WITNESS WHEREOF, Furusato and Maruka have duly executed this Plan in duplicate, by writing their names and affixing their corporate seals, with each party retaining one original.

May 7, 2021

1-2-10 Minamishinmachi, Chuo-ku, Osaka

Furusato Industries, Ltd.

Ryohei Furusato (President and Representative Director)

2-2-5 Minamishinmachi, Chuo-ku, Osaka

Maruka Corporation

Kunihiko Iida (President and Representative Director)

Appendix Articles of Incorporation

Articles of Incorporation of MARUKA FURUSATO Corporation

Chapter I General Provisions

Article 1 (Trade Name)

The trade name of the Company shall be FURUSATO MARUKA Holdings Kabushiki Kaisha in Japanese and MARUKA FURUSATO Corporation in English.

Article 2 (Purpose)

The purpose of the Company shall be to control and manage the business activities of the following companies by owning shares or equity in the companies engaged in the following businesses, and to engage in all businesses related or incidental thereto.

1.	Domestic sales, import and export trade, leasing, agency, brokerage, and secondhand goods trading of the following goods:

1-1 Building Materials.

1-2 Metal processing machinery, machine tools and equipment, tools therefor, hydraulic pneumatic equipment, power transmission equipment, packaging and packing machines, can making machines, plastic processing machines, textile machinery, food processing machines, food refrigeration equipment, bearings, transfer equipment, automatic storage facilities, industrial robots, pollution prevention equipment, welding machines, industrial furnaces.

1-3 Civil engineering and construction machinery, foundation work machinery, cargo handling machinery, mining machinery, quarrying machinery, vehicles, vessels, generators, motors, multi-story parking equipment.

1-4 Measuring instruments, measuring and surveying instruments, testing instruments, medical instruments, precision instruments.

1 5 Automobiles, motorcycles, transport vehicles, other transport equipment and their parts.

1-6 Foods, beverages and their raw materials, feed, fertilizers, agricultural and marine products and their processed products.

1-7 Apparel, bedding, furniture, household electrical appliances, household appliances, computer equipment, communications equipment, general merchandise, and sporting goods.

1-8 Fire fighting equipment, security system equipment, electrical and electronic control equipment, electrical machinery and equipment, office machinery and equipment.

2.	Construction, supervision, leasing, maintenance, management and repair of machinery related to each of the preceding items.
3.	Manufacture of construction materials.
4.	Land transport, maritime transport, air transport and their agencies, warehousing and customs clearance.
5.	Intermediary agency services for sales and subscription contracts for telecommunications business and telecommunications lines based on the Telecommunications Business Law.
6.	Holding and management of securities.
7.	Lease, sale, management and brokerage of real estate, and design, supervision and contracting of construction work.
8.	Work related to the following items:

(1) Steeplejack and civil engineering

(2) Steel Structures

(3) Pipe work

9.	Design, construction, management, and contracting of construction work, machinery and equipment installation work, and fittings work.
10.	Design, construction, management and contracting of painting work.
11.	Business relating to the power generation business, its management and operation, and the supply and sale of electricity.
12.	Building security and cleaning management.
13.	Manufacture, sale, lease, import and export of cooling and circulation devices for printing machines and printing machine peripheral equipment.
14.	Intangible property rights such as industrial property rights and copyrights, know-how, and system engineering other software planning, acquisition, maintenance, use and sales.
15.	Non-life insurance agency.
16.	Sales of life insurance.
17.	Any and all businesses incidental or related to the foregoing items.

Article 3 (Location of Head Office)

The head office of the Company shall be located in Osaka City.

Article 4 (Organs)

The Company shall, in addition to the General Meeting of Shareholders and Directors, have the following organs:

(1) Board of Directors

(2) Corporate Auditors

(3) Board of Corporate Auditors

(4) Accounting Auditors

Article 5 (Method of Public Notice)

The Company’s method of public notice shall be through electronic public notice. However, in cases where it is not possible to give public notice by way of electronic public notice due to an accident or other unavoidable reason, public notice shall be given by publishing it in the Nihon Keizai Shimbun.

Chapter II Stock Formula

Article 6 (Total Number of Shares Authorized)

The total number of shares authorized to be issued by the Company shall be hundred million (100,000,000) shares.

Article 7 (Acquisition of Own Shares)

The Company may acquire its own shares through market transactions, etc. by resolution of the Board of Directors pursuant to the provisions of Article 165 (2) of the Companies Act.

Article 8 (Number of Shares per Unit)

The number of shares per unit of the Company shall be one hundred (100) shares.

Article 9 (Rights of Shares Less Than One Unit)

Shareholders of the Company may not exercise any rights other than those listed below with respect to their shares constituting less than one (1) unit.

(1) The rights listed in the items of Article 189 (2) of the Companies Act;

(2) Rights to make requests pursuant to the provisons of Article 166 (1) of the Companies Act;

(3) Rights to allocation of offered shares or stock acquisition rights in proportion to the number of shares held by the shareholders; and

(4) Right to make a request as stipulated in the following Article 10.

Article 10 (Request for Additional Shares of Less Than One Unit)

1. Shareholders of the Company may request the Company to sell the number of shares constituting one (1) unit together with the number of shares less than one (1) unit held thereby (the “Request for Additional Purchase”).

2. The time when a Request for Additional Purchase may be made, the method of making such request, etc., shall be governed by the share handling regulations as determined by the Board of Directors.

Article 11 (Shareholder Registry Administrator)

1. The Company shall have a shareholder registry administrator.

2. The shareholder registry administrator and the place where the register of shareholders is handled shall be determined by a resolution of the Board of Directors and published by means of a public notice.

3. The preparation and maintenance and other matters of the shareholder register, the stock acquisition rights register of the Company and other administrative matters relating to these registers shall be entrusted to the shareholder register administrator, and the Company shall not handle such matters.

Article 12 (Share Handling Regulations)

The handling of the Company’s shares and fees shall be governed by the laws and regulations, the Articles of Incorporation, and the share handling regulations established by the Board of Directors.

Chapter III General Meeting of Shareholders

Article 13 (Convocation)

The annual general meeting of shareholders of the Company shall be convened within three (3) months from each fiscal year end. An extraordinary general meeting of shareholders shall be convened whenever necessary.

Article 14 (Record date of Annual General Meeting of Shareholders)

The record date for voting rights at the Company’s annual general meeting of shareholders shall be December 31 of each year.

Article 15 (Convener and Chairperson)

1. The Representative Director shall convene and preside over the general meeting of shareholders.

2. If the Representative Director is incapacitated, another director shall convene and preside at the general meeting of shareholders in an order determined in advance by the Board of Directors.

Article 16 (Internet Disclosure and Deemed Provision of Reference Documents for General Meeting of Shareholders)

When convening a general meeting of shareholders, if the Company discloses information that is to be indicated in reference documents of the general meeting of shareholders, business reports, financial statements and consolidated financial statements through the Internet in accordance with the provisions prescribed by ordinance of the Ministry of Justice, it may be deemed that the Company has provided this information to its shareholders.

Article 17 (Method of Resolution)

1. Unless otherwise provided by law or by these Articles of Incorporation, resolutions of the general meeting of shareholders shall be made by a majority of the voting rights of the shareholders present at the meeting who are entitled to exercise their voting rights.

2. The resolutions stipulated in Article 309 (2) of the Companies Act shall be adopted by at least two-thirds (2/3) of the votes of the shareholders present at the general meeting of shareholders where at least one-third (1/3) of the shareholders who are entitled to exercise their voting rights are present.

Article 18 (Proxy Voting)

1. A shareholder may exercise his or her voting rights by proxy of another shareholder with voting rights of the Company.

2. Shareholders or proxies shall submit to the Company a document certifying their power of attorney for each general meeting of shareholders.

Chapter IV Directors and the Board of Directors

Article 19 (Number of Directors)

The number of Directors of the Company shall not exceed ten (10).

Article 20 (Method of Election)

1. Directors shall be elected at the annual general meeting of shareholders.

2. A resolution to elect Directors shall be adopted by a majority of the votes of the shareholders present at the general meeting of shareholders where no less than one-third (1/3) of the shareholders who are entitled to exercise their voting rights are present.

3. No cumulative voting shall be used for the election of Directors.

Article 21 (Term of Office)

1. The term of office of Directors shall expire at the conclusion of the annual general meeting of shareholders for the last business year ending within two (2) years from the time of their election.

2. The term of office of any Director elected to increase the number of Directors or to fill a vacancy shall expire at the time of the expiration of the term of office of the incumbent Director.

Article 22 (Representative Director and Executive Directors)

1. The Board of Directors shall appoint a Representative Director from among the Directors by its resolution.

2. The Board of Directors may, by its resolution, appoint one (1) Director serving as the Chairman, one (1) Director serving as the President, one (1) Director serving as the Vice President, and several Directors serving as the Senior Managing Director and the Managing Director from among the Directors.

Article 23 (Convener and Chairperson of The Board of Directors)

1. Unless otherwise provided by laws and regulations, the President shall convene the Board of Directors and act as the chairperson thereof.

2. In the event of a vacancy in the position of President or an accident, another Director shall convene a meeting of the Board of Directors and act as Chairman in a predetermined order at the meeting of the Board of Directors.

Article 24 (Notice of Convocation of a Meeting of the Board of Directors)

1. A notice of convocation of a meeting of the Board of Directors shall be sent to each Director at least three (3) days prior to the date of the meeting. However, this period may be shortened in urgent cases.

2. Meetings of the Board of Directors may be held without the procedures for convocation if the consent of all Directors and Corporate Auditors is obtained.

Article 25 (Board of Directors Regulations)

Matters concerning the Board of Directors shall be governed by the laws and regulations and the Articles of Incorporation, as well as by the Board of Directors Regulations.

Article 26 (Method of Resolution of the Board of Directors)

1. A resolution of a meeting of the Board of Directors shall be adopted by a majority of the Directors present at the meeting where the majority of the Directors entitled to participate in the vote are present.

2. The Company shall be deemed to have passed a resolution of the Board of Directors if it meets the requirements of Article 370 of the Companies Act.

Article 27 (Exemption of Directors from Liability)

1. Pursuant to the provisions of Article 426 (1) of the Companies Act, the Company may, to the extent permitted under the laws and regulations, exempt Directors (including persons who were Directors in the past) from liability for damages arising from neglect of their duties by resolution of the Board of Directors.

2. Pursuant to the provisions of Article 427 (1) of the Companies Act, the Company may enter into an agreement with its Directors (excluding Executive Directors, etc.) to limit their liability for damages arising from failure to perform their duties. Provided, however, that the maximum amount of liability under said agreement shall be the amount prescribed by the laws and regulations.

Article 28 (Remunerations)

Remunerations, bonuses, and other financial benefits (the “Remunerations”) received from the Company as consideration for the execution of duties by Directors shall be determined by resolution of a general meeting of shareholders.

Chapter V Corporate Auditors and Board of Corporate Auditors

Article 29 (Number of Corporate Auditors)

The number of Corporate Auditors of the Company shall not exceed four (4).

Article 30 (Method of Election of Corporate Auditors)

1. Corporate Auditors shall be elected at a general meeting of shareholders.

2. A resolution for the election of Corporate Auditors shall be adopted by a majority of the votes of the shareholders present at the general meeting of shareholders where no less than one-third (1/3) of the shareholders who are entitled to exercise their voting rights are present.

3. Pursuant to the provisions of Article 329 (3) of the Companies Act, the Company may elect substitute Corporate Auditors at the general meeting of shareholders in case the number of Corporate Auditors falls short of the number required under the laws and regulations.

4. The period during which the resolution pertaining to the election of the substitute Corporate Auditor set forth in the preceding Paragraph is effective shall be until the time of the commencement of the annual general meeting of shareholders relating to the most recent business year which ends within four (4) years after the resolution, unless shortened by such resolution.

Article 31 (Term of office of Corporate Auditors)

1. The term of office of Corporate Auditors shall expire at the conclusion of the annual general meeting of shareholders for the last business year ending within four (4) years from the time of their election.

2. The term of office of a corporate auditor who is elected as a substitute for a corporate auditor who retired before the expiration of his/her term of office shall expire at the time of the expiration of his/her term of office. Provided, however, that if a substitute Corporate Auditor elected pursuant to Paragraph 3 of the preceding Article 30 assumes the office of Corporate Auditor, such substitute Corporate Auditor may not exceed the time of the conclusion of the general meeting of shareholders relating to the most recent business year which ends within four (4) years after the election of such substitute Corporate Auditor.

Article 32 (Full-Time Corporate Auditors)

Full-time Corporate Auditors shall be appointed by resolution of the Board of Corporate Auditors.

Article 33 (Notice of Convocation of a Meeting of the Board of Corporate Auditors)

1. A notice of convocation of a meeting of the Board of Corporate Auditors shall be sent to each Corporate Auditor at least three (3) days prior to the date of the meeting. However, this period may be shortened in urgent cases.

2. The meeting of the Board of Corporate Auditors may be held without the procedures for convocation if the consent of all Corporate Auditors is obtained.

Article 34 (Board of Corporate Auditors Regulation)

Matters concerning the Board of Corporate Auditors shall be governed by laws and regulations, the Articles of Incorporation, and the Board of Corporate Auditors Regulation established by the Board of Corporate Auditors.

Article 35 (Remunerations)

Remunerations for Corporate Auditors shall be determined by resolution of a general meeting of shareholders.

Article 36 (Exemption of Corporate Auditors from Liability)

1. Pursuant to the provisions of Article 426 (1) of the Companies Act, the Company may, to the extent permitted under the laws and regulations, exempt Corporate Auditors (including persons who were Corporate Auditors in the past) from liability for damages arising from negligence in the performance of their duties by resolution of the Board of Directors.

2. Pursuant to the provisions of Article 427 (1) of the Companies Act, the Company may enter into an agreement with outside Corporate Auditors to limit their liability for damages arising from neglect of their duties. Provided, however, that the maximum amount of liability under said agreement shall be the amount prescribed under the laws and regulations.

Chapter VI Accounting Auditors

Article 37 (Method of Election of Accounting Auditors)

Accounting auditors shall be elected by resolution of a general meeting of shareholders.

Article 38 (Term of office of Accounting Auditor)

1. The term of office of an Accounting Auditor shall expire at the conclusion of the annual general meeting of shareholders for the last business year ending within one (1) year from the time of their election.

2. Unless otherwise resolved at the annual shareholders meeting set forth in the preceding paragraph, Accounting Auditors shall be deemed to have been reelected at such annual general meeting of shareholders.

Article 39 (Remuneration, etc. of Accounting Auditors)

Remuneration, etc. for Accounting Auditors shall be determined by the representative director with the consent of the Board of Corporate Auditors.

Chapter VII Accounting

Article 40 (Fiscal year)

The fiscal year of the Company shall be one (1) year from January 1 to December 31 every year.

Article 41 (Year-End Dividends and Record Date)

The Company may, by resolution of the annual general meeting of shareholders, make a year-end dividend on December 31 of each year as the record date.

Article 42 (Interim Dividends and Record Date)

The Company may pay interim dividends by resolution of the Board of Directors with June 30 of each year as the record date.

Article 43 (Period of Exclusion of Dividends, etc.)

1. In case where the dividend property is in cash, the Company shall be exempted from the obligation to pay the dividend if the dividend has not been received within three (3) full years from the date of commencement of payment.

2. No interest shall accrue on the cash set forth in the preceding Paragraph.

Supplementary Provisions

Article 1 (Intial Fisical year )

Notwithstanding the provisions of Article 40, the initial fiscal year of the Company shall be from the date of incorporation of the Company until December 31, 2021.

Article 2 (Remuneration, etc. for the First Director)

1. Notwithstanding the provisions of Article 28, the total amount of remuneration, etc. for Directors of the Company during the period from the date of incorporation of the Company until the conclusion of the first annual general meeting of shareholders shall not exceed two hundred thirty million (230,000,000) yen per year.

2. Notwithstanding the provisions of the Article 35, the total amount of remuneration, etc. paid to Corporate Auditors during the period from the date of incorporation of the Company until the conclusion of the first annual general meeting of shareholders shall not exceed twenty-six million (26,000,000) yen per year.

Article 3 (Deletion of Supplementary Provisions)

These Supplementary Provisions shall be automatically deleted at the conclusion of the first annual general meeting of shareholders of the Company.

3. Matters concerning the adequacy of the provisions for matters listed in Article 773 (1), Items (v) and (vi) of the Companies Act

(1) Matters concerning the adequacy of the total number of consideration for the Share Transfer and the allocation of thereof:

	Furusato	Maruka
Share Transfer Ratio	1	1.29

(Note 1) Details of Share Allotment in the Share Transfer

One (1) share of common stock of the Joint Holding Company for One (1) share of common stock of the Company, and 1.29 shares of common stock of the Joint Holding Company for One (1) share of common stock of Maruka will be allotted. Provided, however, that the above share transfer ratio is subject to change upon consultation between both companies in the event of any material change to the conditions upon which the calculations are based.

One unit of shares of the Joint Holding Company shall consist of 100 shares.

If the number of shares of common stock of the Joint Holding Company which is to be delivered to a shareholder of the Company or of Maruka through the Share Transfer contains any fraction less than one share, the Joint Holding Company will pay the relevant shareholder a cash amount corresponding to such fractional portion less than one share, pursuant to Article 234 of the Companies Act and other relevant laws and regulations.

(Note 2) Number of New Shares in the Joint Holding Company to be delivered through the Share Transfer (scheduled): 25,587,817 shares of common stock

The above number has been calculated based on the total number of issued and outstanding shares in the Company as of March 31, 2021 (14,574,366 shares) and the total number of issued and outstanding shares in Maruka as of February 28, 2021 (9,327,700 shares). Provided, however, that the treasury shares the Company held as of March 31, 2021 (55,412 shares), the treasury shares Maruka held as of February 28, 2021 (747,186 shares) and the treasury shares acquired through the purchase of shares in connection with a share purchase request by a dissenting shareholder as set forth in Article 806, Paragraph 1 of the Companies Act that is exercised in connection with the Share Transfer, have been excluded in calculating the above number due to the fact that the Company and Maruka plan to cancel their respective treasury shares that they currently hold or will newly acquire by the effective date of the Share Transfer, to the extent practicable. As the number of treasury shares, which are actually canceled by the effective date of the Share Transfer, is currently not yet fixed, the number of said shares to be issued by the Joint Holding Company may be changed.

(Note 3) Treatment of shares less than one unit

The Company and Maruka will apply for the listing of the shares of the Joint Holding Company, which are to be allotted to the shareholders of the Company and Maruka through the Share Transfer, on the Tokyo Stock Exchange. If such application is approved, the shares of the Joint Holding Company will be traded on the Tokyo Stock Exchange. Therefore, we believe that we may continue to provide liquidity for the shares of the Joint Holding Company to the shareholders of Maruka or the Company, who will be allotted shares of the Joint Holding Company in such number equal to or more than 100 shares, which is the number of shares constituting one unit of shares of the Joint Holding Company, by holding 100 shares or more of the Company or 78 shares or more of Maruka or otherwise.

The shareholders of the Company or Maruka, who are allotted with the shares of the Joint Holding Company in such number less than 100 shares, may not sell such allotted shares on the Tokyo Stock Exchange or any other financial instruments exchange; however, such shareholders holding shares less than one unit may request the Joint Holding Company to purchase such shares, or alternatively, pursuant to such provisions to be specified in the articles of incorporation of the Joint Holding Company, they will also be able to purchase the shares from the Joint Holding Company, in such number, which, together with such shares less than one unit they hold, will constitute one unit.

(2) Grounds for Details of Allotment in Share Transfer

(i) Grounds and Reasons for Details of Allotment

For the calculation of the Share Transfer Ratio as set forth in “(1) Matters concerning the adequacy of the total number of consideration for the Share Transfer and the allocation of thereof” above, the Company appointed Mitsubishi UFJ Morgan Stanley Securities Co., Ltd. (“Mitsubishi UFJ Morgan Stanley Securities”) and Maruka appointed Nomura Securities Co., Ltd. (“Nomura Securities”) as their independent financial advisors and the independent calculation agents, respectively, to ensure the fairness and appropriateness of the Share Transfer Ratio.

Based on the results of the calculation of the Share Transfer Ratio and advice received from Mitsubishi UFJ Morgan Stanley Securities, the independent calculation agent as described in “(a) Acquirement of calculation reports from the independent calculation agent” under “(iv) Measures to Ensure Fairness” below, the legal advice from Anderson Mori & Tomotsune as described in “(b) Advices from independent law firms” under “(iv) Measures to Ensure Fairness” below, and the results of various due diligence surveys conducted on Maruka by the Company and its advisors, and after careful discussions and examinations considering the financial conditions, business performance trends, share price trends or any other similar issues of both companies, the Company has concluded that the Share Transfer Ratio described in “(1) Matters concerning the adequacy of the total number of consideration for the Share Transfer and the allocation of thereof” above is appropriate and the Share Transfer will contribute to the interests of the shareholders of the Company.

Based on the results of the calculation of the Share Transfer Ratio and advice received from Nomura Securities, the independent calculation agent as described in “(a) Acquirement of calculation reports from the independent calculation agent” under “(iv) Measures to Ensure Fairness” below, legal advice from Kitahama Partners as described in “(b) Advices from independent law firms” under “(iv) Measures to Ensure Fairness” below, and the results of various due diligence surveys conducted on the Company by Maruka and its advisors, and after careful discussions and examinations considering the financial conditions, business performance trends, share price trends or any other similar issues of both companies, Maruka has concluded that the Share Transfer Ratio described in “(1) Matters concerning the adequacy of the total number of consideration for the Share Transfer and the allocation of thereof” above is appropriate and the Share Transfer will contribute to the interests of the shareholders of Maruka.

Based on such calculation results and/or analyses by the independent calculation agents and the advices of the legal advisors, as well as the results of the due diligence conducted by each company on the other company, both companies comprehensively took into account factors such as the financial conditions, future prospects, and share price trends of both companies and repeatedly and carefully negotiated and/or deliberated on multiple occasions. Finally, both companies reached the conclusion that the Share Transfer Ratio described in “(1)Matters concerning the adequacy of the total number of consideration for the Share Transfer and the allocation of thereof” above is appropriate and will contribute to the interests of the shareholders of both companies. At the board of directors’ meetings of both companies held on May 7, 2021, the execution of the Integration Agreement was resolved, the Integration Agreement was entered into and the Share Transfer was jointly prepared.

(ii) Matters concerning Calculation

(a) Names of calculation agents and the relationship with listed companies and the other party

Neither Mitsubishi UFJ Morgan Stanley Securities nor Nomura Securities is a party related to the Company and Maruka, and neither Mitsubishi UFJ Morgan Stanley Securities nor Nomura Securities has any material interest to be described with respect to the Share Transfer.

(b) Summary of calculation

For the calculation of the Share Transfer Ratio, Mitsubishi UFJ Morgan Stanley Securities adopted (a) a market share price analysis due to the fact that the shares of the Company and Maruka are both listed on the financial instruments exchange and their respective market share prices exist, (b) a comparable company analysis, through which Mitsubishi UFJ Morgan Stanley Securities is able to infer the value of shares of both the companies as there are multiple similar listed companies comparable to them and also (c) a discounted cash flow analysis (“DCF Analysis”) in order to reflect the status of future business activities in the evaluation, respectively.

For the market share price analysis, where May 6, 2021 is the record date, Mitsubishi UFJ Morgan Stanley Securities adopted the market share price ratio to the closing price for one (1) month, three (3) months and six (6) months until the record date on the Tokyo Stock Exchange.

Calculation of the value through the DCF analysis is based on the profit and investment plans in the financial forecast presented by the management of the Company and Maruka, the synergy effects of the Integration, the results of the due diligence on the Company and Maruka, and any other various elements such as publicly available information, which both companies agreed to use for calculation purposes. The financial forecast of Maruka used in the calculation include such fiscal years in which a significant increase or decrease in profit is expected. In addition, the financial forecasts of the Company used in the calculation do not include such fiscal years in which a significant increase or decrease in profit is expected. Specifically, in the fiscal years ending on November 2021 and November 2022, a significant increase in profit is expected compared to the previous fiscal year, reflecting a recovery from the worsening profit caused by the spread of the novel coronavirus (COVID-19).

The calculation results of the number of common shares of the Joint Holding Company to be allotted for each common share of Maruka under each method are as follows:

Adopted Method	Calculation Results of Share Transfer Ratio
Market share price analysis	1.49 - 1.52
Comparable company analysis	0.96 - 1.70
DCF Analysis	1.07 - 1.59

(Note) Mitsubishi UFJ Morgan Stanley Securities, in calculating the Share Transfer Ratio, relied upon the information furnished by the Company or Maruka, publicly available information and any other similar information in their original form, in principle. Mitsubishi UFJ Morgan Stanley Securities assumes that such information is all accurate and complete, and has not independently verified such accuracy and completeness. Mitsubishi UFJ Morgan Stanley Securities has not independently valued and/or assessed the assets and liabilities (including any off-balance-sheet assets and liabilities, and other contingent liabilities) of the Company, Maruka, and their respective affiliates, nor has it engaged any third party institution for an appraisal or assessment. In addition, Mitsubishi UFJ Morgan Stanley Securities assumed that the financial forecasts of the Company and Maruka were reasonably prepared pursuant to the best forecasts and judgments available as of May 6, 2021 of the Company and Maruka. The calculation by Mitsubishi UFJ Morgan Stanley Securities reflects said information until May 6, 2021.

For the calculation of the Share Transfer Ratio, Nomura Securities adopted (a) an average market share price analysis due to the fact that the shares of the Company and Maruka are both listed on the First Section of the Tokyo Stock Exchange and their respective market share prices exist, (b) a comparable company analysis, through which Nomura Securities is able to infer the value of shares of both the companies as there are multiple similar listed companies comparable to them and (c) the DCF Analysis in order to reflect the status of future business activities in the evaluation, respectively.

The calculation results pursuant to each method are as follows. The calculation range of the Share Transfer Ratio below shows the calculation range of the number of shares of the Joint Holding Company to be allotted for each common share of Maruka, when one (1) common share of the Joint Holding Company is allotted for one (1) common share of the Company.

Adopted Method	Calculation Range of Share Transfer Ratio
Average market share price analysis	1.49 - 1.54
Comparable company analysis	0.78 - 0.94
DCF Analysis	1.12 - 1.37

For the average market share price analysis, where May 6, 2021 is the record date, Nomura Securities made calculation based on the closing price on the record date, the average closing price for five (5) business days from April 26, 2021 to the record date, the average closing price for one (1) month from April 7, 2021 to the record date, the average closing price for three (3) months from February 8, 2021 to the record date and the average closing price for six (6) months from November 9, 2020 to the record date.

Nomura Securities, in calculating the Share Transfer Ratio above, relied upon the information furnished by both companies, publicly available information and any other similar information. Nomura Securities assumes that such information is all accurate and complete, and has not independently verified such accuracy and completeness. Nomura Securities has not independently valued, appraised or assessed the assets or liabilities (including any derivatives, off-balance-sheet assets and liabilities, and other contingent liabilities) of both companies and their respective affiliates (including analyzing and valuing individual assets and liabilities), nor has it engaged any third party institution for an appraisal or assessment. The calculation of the Share Transfer Ratio by Nomura Securities reflects the information and economic conditions as of May 6, 2021. In addition, Nomura Securities assumes that the financial forecast and any other forward-looking information of the Company were reasonably reviewed and confirmed by the management of Maruka based on the best currently possible and good faith forecasts and judgments, that the financial forecast and any other forward-looking information of Maruka were reasonably made by the management of Maruka based on the best currently possible and good faith forecasts and judgments, and that the financial conditions of Maruka and the Company will change in accordance with such forecasts.

The synergy effects resulting from the Integration are not included in the business plans of Maruka and the Company, which Nomura Securities used as the basis for the calculation pursuant to the DCF Analysis. The business plan of the Company for the period from the fiscal year ended March 2021 up to the fiscal year ending March 2024, which Nomura Securities used as the basis for the calculation pursuant to the DCF Analysis, includes such fiscal year, in which a significant increase or decrease in profit is expected. Specifically, in the fiscal year ending March 2023, we anticipate that sales revenues from steel construction materials, equipment and tools and machinery equipment will increase in line with large-scale developments in the Tokyo metropolitan area and increased capital investment by private companies, both of which have been restrained by the impact of the novel coronavirus (COVID-19). Therefore, we expect a significant increase in profit compared to the previous fiscal year. The business plan of Maruka for the period from the fiscal year ending November 2021 up to the fiscal year ending November 2025, which Nomura Securities used as the basis for the calculation pursuant to the DCF Analysis, includes such fiscal year, in which a significant increase or decrease in profit is expected. Specifically, in the fiscal year ending November 2022, we expect a significant increase in profit compared to the previous fiscal year, as facility investment by customers, which has been restrained by the impact of the novel coronavirus (COVID-19), recovers in earnest. In the fiscal year ended November 2023, we expect a significant increase in profit compared to the previous fiscal year, as we expand our staffing in four regions of the world, namely Japan, the Americas, China and Southeast Asia, and further strengthen our engineering functions.

(iii) Treatment of Application for Listing of the Joint Holding Company

The Company and Maruka will apply for listing of the shares of the newly-established Joint Holding Company on the Tokyo Stock Exchange. Shares of the Joint Holding Company are expected to be listed on October 1, 2021. Furthermore, the shares of each of the Company and Maruka, which will become wholly-owned subsidiaries of the Joint Holding Company through the Share Transfer, are scheduled to be delisted from the Tokyo Stock Exchange on September 29, 2021, prior to the listing of the shares of the Joint Holding Company.

The actual listing date for shares in the Joint Holding Company and delisting date for the shares in the Company and Maruka will be determined in accordance with the regulations of the Tokyo Stock Exchange.

(iv) Measures to Ensure Fairness

The Company and Maruka have implemented the following measures to ensure the fairness of the Share Transfer Ratio or any other fairness of the Share Transfer:

(a) Acquirement of calculation reports from the independent calculation agent

The Company, on behalf of its shareholders, received a share transfer ratio calculation report on May 6, 2021 from Mitsubishi UFJ Morgan Stanley Securities, which is a calculation agent independent from the Company and Maruka. Please refer to “(ii) Matters Concerning Calculation” under “(2) Grounds for Details of Allotment in the Share Transfer” above for a summary of the report.

On the other hand, Maruka, on behalf of its shareholders, received a share transfer ratio calculation report on May 6, 2021 from Nomura Securities, which is a calculation agent independent from the Company and Maruka. Please refer to “(2) Matters Concerning Calculation” under “3. Grounds for Details of Allotment in the Share Transfer” above for a summary of report.

(b) Advices from independent law firms

The Company has obtained advice from Anderson Mori & Tomotsune as the legal advisor for the Share Transfer, from a legal standpoint with respect to the procedures for the Share Transfer and the methods and/or processes of decision making by the board of directors.

On the other hand, Maruka has obtained advices from Kitahama Partners as the legal advisor for the Share Transfer, from a legal standpoint with respect to the procedures for the Share Transfer and the methods and/or processes of decision making by the board of directors.

Anderson Mori & Tomotsune and Kitahama Partners are independent from the Company and Maruka, respectively, and do not have any material interest with them.

(v) Measures to Avoid Conflicts of Interest

There is no particular conflict of interest between the Company and Maruka in connection with the Share Transfer, and therefore no special measures have been taken.

(3) Matters concerning the stated capital and reserves of the Joint Holding Company

At the time of the establishment of the Joint Holding Company through the Share Transfer, the Company and Maruka determined the amount of stated capital and reserves of the Joint Holding Company to be as follows:

(i)       Amount of stated capital: five billion (5,000,000,000) yen

(ii)	Amount of capital reserve: one billion two hundred fifty million (1,250,000,000) yen

(iii)    Amount of retained earnings: zero (0) yen

These amounts of stated capital and reserves have been determined within the scope of the provisions of Article 52 of the Ordinance on Accounting of Companies after discussions between the Company and Maruka, taking into account the size of the Joint Holding Company and other various circumstances in a comprehensive manner.

4. Matters concerning Maruka

(1) Contents of financial statements, etc. pertaining to the most recent business year

In accordance with the laws and regulations as well as Article 15 of the Company’s Articles of Incorporation, the content of the non-consolidated financial statements for the fiscal year ended November 2020 of Maruka, are posted on the Company’s website (http://www.furusato.co.jp/ir/generalmeeting/).

(2) Disposition of significant property, burden of major obligations, or any other event that has a material impact on the status of company property occurring after the last day of the most recent business year

No applicable items.

5. Disposition of important property, burden of major obligations, or any other event having a material impact on the status of company property that occurred in the Company after the last day of the most recent business year

No applicable items.

6. Matters prescribed in Article 74 of the Ordinance for Enforcement of the Companies Act with regard to the persons who become directors of the Joint Holding Company

The persons who are to become directors of the Joint Holding Company are as follows.

Name (Date of birth)	Career summary, positions, responsibilities, and significant concurrent positions		(1) Number of shares of the Company held (2) Number of shares of Maruka held (3) Number of shares of the joint holding company to be allotted
Kunihiko Iida (December 10, 1956)	April 1980	Joined Maruka Corporation	(1) - shares (2) 6,800 shares (3) 8,772 shares
	December 2008	Director of Maruka Corporation
	December 2009	Deputy General Manager of Administration Division of Maruka Corporation
	December 2012	Executive Officer of Maruka Corporation
	February 2013	Director of the Board, Executive Officer, General Manager, Administration Division of Maruka Corporation
	April 2018	Chief Financial Officer (CFO) of Maruka Corporation
	February 2019	Director, Managing Executive Officer of Maruka Corporation
	March 2020	Director, Executive Vice President of Maruka Corporation
	February 2021	President and Representative Director of Maruka Corporation (current position) Chief Executive (CEO) of Maruka Corporation (current position)
Reason for nomination as a candidate for the position of Director

Mr. Kunihiko Iida has served as General Manager, Administration Division and Vice President since joining Maruka Corporation, and has been serving as President of Maruka Corporation since 2021. He has abundant experience and knowledge concerning overall management and administration operations of Maruka Corporation. The Company has determined that he is a person who can contribute to the management of the Joint Holding Company to be newly established, and has selected him as a candidate for the position of Director.

Name (Date of birth)	Career summary, positions, responsibilities, and significant concurrent positions		(1) Number of shares of the Company held (2) Number of shares of Maruka held (3) Number of shares of the joint holding company to be allotted
Ryohei Furusato (September 15, 1962)	September 1985	Joined Furusato Industries, Ltd.	(1) 401,500 shares (2) - shares (3) 401,500 shares
	June 1995	Director, General Manager of Business Administration Division of Furusato Industries, Ltd.
	April 1997	Managing Director, General Manager of Business Division and General Manager of Business Administration Division of Furusato Industries, Ltd.
	April 2000	Representative Director and Senior Managing Director of Furusato Industries, Ltd.
	June 2004	President and Representative Director of Furusato Industries, Ltd. (current position)
President and Representative Director, G-NET CORPORATION (current position)
	October 2007	Chairman and Representative Director, Gifu Shoji Co., Ltd.
	November 2016	Chairman, Security Design, Inc.
	June 2021	President and Representative Director of Security Design Inc. (scheduled)
Reason for nomination as a candidate for the position of Director

Mr. Ryohei Furusato has contributed to the enhancement of corporate value by leading the management of the entire Group for many years as Director of the Company and Our Group. The Company has determined that he is a person who can contribute to the management of the Joint Holding Company to be newly established and has nominated him as a candidate for the position of Director, based on his achievements, abilities and abundant experience as a corporate manager, as well as his personality and insight.

Name (Date of birth)	Career summary, positions, responsibilities, and significant concurrent positions		(1) Number of shares of the Company held (2) Number of shares of Maruka held (3) Number of shares of the joint holding company to be allotted
Toshiaki Takeshita (November 15, 1953)	April 1976	Joined Maruka Corporation	(1) - shares (2) 55,300 shares (3) 71,337 shares
	December 2001	Executive Officer of Maruka Corporation
	February 2004	Director of Maruka Corporation
	April 2005	General Manager, Industrial Machinery Division of Maruka Corporation
	February 2007	Director, Managing Executive Officer of Maruka Corporation
	February 2011	President and Representative Director of Maruka Corporation
	February 2017	Chief Executive Officer (CEO) of Maruka Corporation
	February 2021	Chairman and Representative Director of Maruka Corporation (current position)
Reason for nomination as a candidate for the position of Director

Mr. Toshiaki Takeshita has been serving as General Manager, Industrial Machinery Division and Managing Executive Officer since joining Maruka Corporation, and has been serving as Representative Director of Maruka Corporation since 2011. He has abundant experience and knowledge regarding overall management and administration operations of Maruka Corporation and their Group. The Company has determined that he is a person who can contribute to the management of the Joint Holding Company to be newly established, and has selected him as a candidate for the position of Director.

Name (Date of birth)	Career summary, positions, responsibilities, and significant concurrent positions		(1) Number of shares of the Company held (2) Number of shares of Maruka held (3) Number of shares of the joint holding company to be allotted
Katsuhiro Yamashita (August 6, 1968)	April 1991	Joined The Sanwa Bank, Limited (Currently MUFG Bank, Ltd.)	(1) 2,600 shares (2) - shares (3) 2,600 shares
	March 1999	Deputy General Manager of Kyoto Corporate Business Department 1, Global Large Enterprise Line of The Sanwa Bank, Limited
	June 2004	Assistant General Manager of Kowloon Branch of The Sanwa Bank, Limited
	August 2006	Vice President of Global Markets Division, Merrill Lynch Japan Securities Co., Ltd.
	January 2008	Director of Department of Origination, Investment Banking Unit, Merrill Lynch Japan Securities Co., Ltd.
	September 2015	Joined Furusato Industries, Ltd. (Adviser)
	June 2016	Senior Managing Director of Furusato Industries, Ltd. (current position)
Director of G-NET CORPORATION (current position)
	November 2016	Senior Managing Director of Security Design Inc. (current position)
Reason for nomination as a candidate for the position of Director

Mr. Katsuhiro Yamashita is a financial specialist with a wealth of experience and knowledge cultivated in commercial banks and investment banks, and has experience working overseas. Therefore, he has contributed to the enhancement of corporate value by directing the growth strategies of the Company and Our Group as a whole, utilizing his knowledge and experience. Accordingly, the Company has determined that he is a person who can contribute to the management of the newly established Joint Holding Company, and has nominated him as a candidate for the position of Director.

Name (Date of birth)	Career summary, positions, responsibilities, and significant concurrent positions		(1) Number of shares of the Company held (2) Number of shares of Maruka held (3) Number of shares of the joint holding company to be allotted
Tsunehisa Nanba (December 1, 1956)	April 1979	Joined Maruka Corporation	(1) - shares (2) 5,800 shares (3) 7,482 shares
	December 2006	Executive Officer and General Manager, Osaka Industrial Machinery Division of Maruka Corporation
	December 2009	Chairman of the Board of Maruka Guangzhou Chairman of the Board of Directors of Maruka Shanghai
	February 2011	Director and Executive Officer of Maruka Corporation
	December 2012	General Manager of China Sales Division of Maruka Corporation
	February 2015	Deputy General Manager of Industrial Machinery Division of Maruka Corporation
	March 2016	Chairman of the Board of Directors of Maruka Shanghai
	December 2017	Representative Director of Kitakyu Kanamono Kougu Co., Ltd. (current position)
	December 2019	Director and Managing Executive Officer of Maruka Corporation (current position) General Manager, Industrial Machinery Division of Maruka Corporation (current position)
Reason for nomination as a candidate for the position of Director

Mr. Tsunehisa Nanba has served as General Manager of Osaka Industrial Machinery Division and General Manager of China Sales Division since joining Maruka Corporation, and currently General Manager of Industrial Machinery Division. The Company has determined that he is a person who can contribute to the management of the Joint Holding Company to be newly established and has nominated him as a candidate for the position of Director based on his wealth of experience and knowledge in management and administration of Maruka Corporation.

Name (Date of birth)	Career summary, positions, responsibilities, and significant concurrent positions		(1) Number of shares of the Company held (2) Number of shares of Maruka held (3) Number of shares of the joint holding company to be allotted
Kazuaki Kotani (September 1951, end of 15)	June 2009	Executive Officer of Nabtesco Corporation	(1) - shares (2) - shares (3) - shares
	June 2010	Director and General Manager, Planning Division of Nabtesco Corporation
	June 2011	President and Representative Director,Chief Executive Officer (CEO) of Nabtesco Corporation
	June 2017	Chairman of the Board of Nabtesco Corporation
	February 2019	Outside Director of Maruka Corporation (current position)
	April 2019	Adjunct Advisor of Nabtesco Corporation
Reasons for nomination as a candidate for the position of Outside Director and outline of expected roles

Mr. Kazuaki Kotani has served as President and Chairman of the Board of Nabtesco Corporation. Utilizing his experience in overall corporate management, he has provided advice on the overall management of Maruka Corporation from a practical perspective, and has contributed to strengthening the management structure of Maruka Corporation. For these reasons, the Company has determined that he will be able to appropriately perform his duties as an Outside Director, and has therefore nominated him as a candidate for the position of Outside Director. After his appointment, he is expected to fulfill the above role in the Joint Holding Company.

Name (Date of birth)	Career summary, positions, responsibilities, and significant concurrent positions		(1) Number of shares of the Company held (2) Number of shares of Maruka held (3) Number of shares of the joint holding company to be allotted
Hiroyuki Nakatsukasa (December 21, 1957)	October 1981	Joined Deloitte Haskins & Sells LLC(Currently Deloitte Touche Tohmatsu LLC)	(1) - shares (2) - shares (3) - shares
	September 1984	Registered as a certified public accountant
	October 1988	Registration as a tax accountant
	November 1989	Established Nakatsukasa Certified Public Accountant and Tax Accountant Office, Representative of the same Office (current position)
	June 2007	President of Kinki Association of Japanese Institute of Certified Public Accountants
	July 2007	Vice President of Japan Institute of Certified Public Accountants
	June 2009	Outside Corporate Auditor of Osaka Securities Exchange, Inc.
	February 2012	Outside Corporate Auditor of Furusato Industries, Ltd.
	January 2013	Outside Director of Nippon Exchange Group, Inc.
	June 2015	Outside Corporate Auditor of Japan Synthetic Chemical Industry Co., Ltd.
	June 2015	Outside Director of Furusato Industries, Ltd. (current position)
Reasons for nomination as a candidate for the position of Outside Director and outline of expected roles

Based on his wealth of knowledge and experience in finance and accounting as a certified public accountant and certified tax accountant, Mr. Hiroyuki Nakatsukasa has actively contributed to improving the quality of discussions at meetings of the Board of Directors by making remarks throughout the proceedings, and has played an appropriate role in supervising the execution of the business as an Outside Director of the Company. He also attended the Company Committee as Chairman of the Nomination and Remuneration Committee of the Company, and took a leading role in the selection of candidates for Directors and the supervisory function in the decision-making process regarding Directors’ remuneration, etc. from an objective and neutral standpoint. For these reasons, the Company has determined that he will be able to appropriately perform his duties as an Outside Director, and has therefore nominated him as a candidate for the position of Outside Director. After his appointment, he is expected to fulfill the above role in the Joint Holding Company.

Name (Date of birth)	Career summary, positions, responsibilities, and significant concurrent positions		(1) Number of shares of the Company held (2) Number of shares of Maruka held (3) Number of shares of the joint holding company to be allotted
Junko Takechi (December 28, 1971)	April 1999	Completion of Legal Training	(1) - shares (2) - shares (3) - shares
	April 1999	Registered with the Osaka Bar Association
Joined Midosuji Law Firm
	January 2003	Associated with Midosuji LPC
	January 2006	Partner of Midosuji LPC (current position)
	April 2012	Councilor of Assumption Academy
	June 2014	Outside Director of Furusato Industries, Ltd. (current position)
Reasons for nomination as a candidate for the position of Outside Director and outline of expected roles

Ms. Junko Takechi possesses the knowledge and experience she has cultivated as an attorney as well as a strong spirit of legal compliance. She has contributed to the improvement of the quality of discussions by actively speaking at the Board of Directors meetings in general, and has played an appropriate role such as supervising the execution of the business as an Outside Director of the Company. She also attends the Committee as a member of the Nomination and Remuneration Committee of the Company, and is in charge of supervising the selection of candidates for the position of director of the Company and the decision process of remuneration from an objective and neutral standpoint. For these reasons, the Company has determined that she will be able to appropriately perform her duties as an Outside Director, and has therefore nominated her as a candidate for Outside Director. After her appointment, she is expected to fulfill the above role in the Joint Holding Company.

(Note) 1. The number of shares of both companies owned is stated based on the ownership status as of March 31, 2021, and the number of shares of the Joint Holding Company to be allotted is stated based on the ownership status, taking into consideration the share transfer ratio. The number of shares actually allotted to the Joint Holding Company may vary depending on the number of shares held immediately prior to the date of incorporation of the Joint Holding Company.

2. There are no special interests between the candidates and the Company or Maruka Corporation or any special interests between the candidates and the Joint Holding Company.

3. Kazuaki Kotani, Hiroyuki Nakatsukasa, and Junko Takechi are candidates for the position of Outside Director. The Joint Holding Company plans to designate Kazuaki Kotani, Hiroyuki Nakatsukasa, and Junko Takechi as independent officers in accordance with the provisions of the Tokyo Stock Exchange, and to submit the notification.

4. Conclusion of liability limitation agreements with candidates for the position of Outside Director

If Kazuaki Kotani, Hiroyuki Nakatsukasa and Junko Takechi are elected as Outside Directors, the Joint Holding Company will enter into an agreement with Kazuaki Kotani, Hiroyuki Nakatsukasa and Junko Takechi to limit their liability for damages under Article 423 (1) of the Companies Act pursuant to the provisions of Article 427 (1) of the same Act. The maximum amount of liability under the agreement is the minimum liability amount stipulated in Article 425 (1) of the same Act.

5. The joint holding company plans to conclude an officer’s liability insurance (D&O insurance) contract as stipulated in Article 430 (3), Item (i) of the Companies Act with all officers as insured persons. If this proposal is approved as proposed and the candidate assumes office as Director, the candidate will be an insured person under the relevant insurance contract. The insurance policy indemnifies against damage that may occur as a result of an insured Director being held liable for the performance of his or her duties or receiving a claim for the pursuit of such liability. However, there will be certain exemptions, such as not covering damages caused by acts committed with the recognition that they are in violation of the laws and regulations.

7. Matters prescribed in Article 76 of the Ordinance for Enforcement of the Companies Act with regard to the persons who will become Corporate Auditors of a Joint Holding Company

The persons who become Corporate Auditors of the Joint Holding Company are as follows.

Name (Date of birth)	Career summary, positions, responsibilities, and significant concurrent positions		(1) Number of shares of the Company held (2) Number of shares of Maruka held (3) Number of shares of the Holding Company to be allotted
Satoshi Onishi (October 23, 1956)	April 1979	Joined The Sanwa Bank, Ltd. (Currently MUFG Bank, Ltd.)	(1) 4,400 shares (2) - shares (3) 4,400 shares
	May 2008	Joined Furusato Industries, Ltd. General Manager, Administration Head Office
	June 2008	Director and General Manager, Administration Head Office of Furusato Industries, Ltd.
	June 2010	Managing Director, General Manager of Administration Head Office and General Manager of General Affairs Division of the Company
	June 2011	Director and General Manager, Head Office, G-NET CORPORATION
	June 2013	Managing Director, General Manager, Head Office, G-NET CORPORATION
	November 2016	Corporate Auditor of Security Design, Inc. (current position)
	June 2017	Standing Corporate Auditor, Furusato Industries, Ltd. (current position)
	June 2017	Corporate Auditor of Gifu Shoji Co., Ltd. (current position)
Reason for the nomination as a candidate for the position of Corporate Auditor

Mr. Satoshi Onishi has considerable financial and accounting knowledge based on his many years of experience in financial institutions. He also served as Managing Director at the Company. Accordingly, the Company has determined that he will appropriately perform his duties as Corporate Auditor at the newly established Joint Holding Company, and has nominated him as a candidate for the position of Corporate Auditor.

Name (Date of birth)	Career summary, positions, responsibilities, and significant concurrent positions		(1) Number of shares of the Company held (2) Number of shares of Maruka held (3) Number of shares of the Holding Company to be allotted
Kyoko Hikita (December 19, 1964)	October 1991	Joined Ota Showa Audit firm (Current ERNST & YOUNG SHINNIHON LLC)	(1) - shares (2) - shares (3) - shares
	August 1995	Registered as a certified public accountant
	July 2019	Established Hikita Certified Public Accountant Office (current position)
	February 2021	Outside Auditor of Maruka Corporation (current position)

Reason for the nomination as a candidate for the position of Outside Corporate Auditor

Ms. Kyoko Hikita has a wealth of audit experience and specialized insight concerning finance and accounting as a certified public accountant over many years. The Company has nominated her as a candidate for the position Outside Auditor based on its judgment that she will appropriately perform her duties as Auditor at the newly established Joint Holding Company from the viewpoint of utilizing her expertise and insight from an objective and independent standpoint to supervise the overall management and appropriate audit activities.

Name (Date of birth)	Career summary, positions, responsibilities, and significant concurrent positions		(1) Number of shares of the Company held (2) Number of shares of Maruka held (3) Number of shares of the Holding Company to be allotted
Yasuo Sasaki (January 23, 1957)	April 1979	Joined Toyota Motor Corporation	(1) - shares (2) - shares (3) - shares
	January 2003	General Manager, Planning Office, Accounting Department of Toyota Motor Corporation
	July 2004	Senior Vice President of Toyota Motor Thailand
	January 2008	General Manager, Global Audit Office of Toyota Motor Corporation
	January 2009	Executive Officer of Futaba Industrial Co., Ltd.
	June 2009	Managing Director of Futaba Industrial Co., Ltd.
	June 2012	Senior Managing Director of Futaba Industrial Co., Ltd.
	June 2014	Representative Director, Senior Managing Executive Officer of Futaba Industrial Co., Ltd.
	June 2015	Representative Director and Vice President of Prime Earth EV Energy Corporation (current position)
Reason for nomination as a candidate for the position of Outside Corporate Auditor

Mr. Yasuo Sasaki has high insight gained through his wealth of experience at Toyota Motor Corporation and Futaba Industrial Co., Ltd. We nominated him as a candidate for the position of Outside Corporate Auditor based on its judgment that he will be able to supervise the overall management and conduct appropriate audit activities from a fair and objective standpoint independent of the business execution at the newly established Joint Holding Company.

(Note) 1. The number of shares of both companies owned is stated based on the ownership status as of March 31, 2021, and the number of shares of the joint holding company to be allotted is stated based on the ownership status, taking into consideration the share transfer ratio. The number of shares actually allotted to the Joint Holding Company may vary depending on the number of shares held immediately prior to the date of incorporation of the Joint Holding Company.

2. There are no special interests between the candidates and the Company or Maruka, Ltd. or any special interests between the candidates and the Joint Holding Company.

3. Both Kyoko Hikita and Yasuo Sasaki are candidates for the position of Outside Corporate Auditors. The Joint Holding Company plans to designate Kyoko Hikita and Yasuo Sasaki as independent officers in accordance with the provisions of the Tokyo Stock Exchange, and to submit the notification.

4. Conclusion of liability limitation agreements with Candidates for the position of Outside Corporate Auditor

If Kyoko Hikita and Yasuo Sasaki are elected as Outside Corporate Auditors, the Joint Holding Company will enter into an agreement with Kyoko Hikita and Yasuo Sasaki to limit their liability for damages under Article 423 (1) of the Companies Act pursuant to the provisions of Article 427 (1) of the same Act. The maximum amount of liability under the agreement is the minimum liability amount stipulated in Article 425 (1) of the same Act.

5. The Joint Holding Company plans to conclude an officer’s liability insurance (D&O insurance) contract as stipulated in Article 430 (3), Item (i) of the Companies Act with all officers as insured persons. If this proposal is approved as proposed and the candidate assumes office as Corporate Auditor, the candidate will be an insured person under the relevant insurance contract. The insurance policy indemnifies against damage that may occur as a result of an insured corporate auditor being held liable for the performance of his or her duties or receiving a claim for the pursuit of such liability. However, there will be certain exemptions, such as not covering damages caused by acts committed with the recognition that they are in violation of the laws and regulations.

8. Matters prescribed in Article 77 of the Ordinance for Enforcement of the Companies Act with regard to the persons who become accounting auditors of a Joint Holding Company

The persons who are to become Accounting Auditors of the Joint Holding Company are as follows.

Name	Deloitte Touche Tohmatsu LLC
At its principal place of business Location	Marunouchi Nijubashi Building, 3-2-3 Marunouchi, Chiyoda-ku, Tokyo
History	May 1968	Establishment of Tohmatsu Aoki & Co., Ltd.
	May 1975	Became a member of Touche Ross International <TRI> (Currently Deloitte Touche Tohmatsu Limited <DTTL>)
	February 1990	Renamed as Deloitte Touche Tohmatsu LLC
	July 2009	Renamed as Deloitte Touche Tohmatsu LLC due to transition to & Co.
Summary	Capital Stock	1,077 million yen (as of February 28, 2021)
	Members	Partners (certified public accountant)	510 people
		Specified Equity Members	56 people
		Staff certified public accountant	2,757 people
		A person who has passed the certified public accountant examination, etc. (Include an assistant accountant)	1,133 people
		Other Professionals	2,238 people
		Clerical job	157 people
		Total	6,851 people

Company involved in auditing	3,296 companies (as of May 31, 2020)
Sites, etc.	Domestic Offices	20 locations
	Dispatch of employees stationed overseas	About 50 cities
Reason for nomination as a candidate for Accounting Auditor

The Company selected Deloitte Touche Tohmatsu LLC as a candidate for Accounting Auditor because it judged that Deloitte Touche Tohmatsu LLC is suitable for the position because it possesses the expertise, independence, and internal control required of an Accounting Auditor of a Joint Holding Company.

Attachments
Business report	(April 1, 2020 to March 31, 2021)

1	Current Status of the Corporate Group

(1) Progress and results of the business;

During the year ended March 31, 2021, in the Japanese economy, economic activities stagnated due to the COVID-19 pandemic, and although there were signs of a temporary recovery, the outlook remains uncertain. In the Furusato Group, we are promoting our business portfolio management by diversifying our operations into fields with different economic sensitivities such as industrial production, machinery and facility, building supplies, and security. Major businesses recorded a double-digit year-over-year decrease, while the Security business grew substantially in sales and profits, which positively contributed to sales and profits of the Group.

Net Sales		Operating Income

89,478 million yen	Y-o-Y	2,778 million yen	Y-o-Y
	- 14.5%		- 30.1%

Ordinary Income		Net Income Attributable to Owners of Parent

3,116 million yen	Y-o-Y	1,935 million yen	Y-o-Y
	- 28.1%		- 31.1%

The business environment and overview by segment are as follows:

(Equipment and Tools Segment)

Regarding the business environment, the industrial production index decreased by 20.7% year over year (April-June period), 12.7% year over year (July-September period), 4.2% year over year (October-December period), and 1.3% year over year (January-March period) respectively, while the automotive production index decreased by 49.8% year over year (April-June period), 16.5% year over year (July-September period), increased by 2.1% year over year (October-December period), and decreased by 3.4% (January-March period) respectively. The new housing starts, a leading indicator, decreased by 9.9% year over year (January-March period), 12.4% year over year (April-June period), 10.1% year over year (July-September period) year over year, and 7.0% year over year (October-December period) respectively.

The summary of each business is as follows:

【Industrial Equipment Business (Down 10.5% Y-o-Y)】

The sales showed on an upward trend in the second half of fiscal 2020, although the industrial production is currently on a downward trend due mainly to the impact of the semiconductor shortage on automobile production. This was contributed by sale of original products, expansion of EC sales, and the effects of policy measures related to the motion control business.

【Machine and Tools for Automotive Business (Down 26.8% Y-o-Y)】

Due to the tight global supply and demand for semiconductors, manufacturers of finished vehicles have been forced to reduce production or suspend operations. As a result, automobile production, which had been on a recovery trend, has turned negative since December, and a quick recovery is not expected. Although a decline in the sales was smaller, it will take some time to fully recover.

【Housing Equipment Business (Down 3.3% Y-o-Y)】

The sales recorded a year-over-year growth in the second half, contributed by efforts to increase orders in the market environment under flat market conditions. We will continue to make efforts to improve earnings by increasing orders of projects by utilizing our construction function.

【Security Business (Up 59.8% Y-o-Y)】

The sales and profits grew substantially despite showing a slowdown in sales growth in the January to March period. The big projects and the thermal cameras contributed to the growth.

	Net Sales	Y-o-Y	Operating Income	Y-o-Y
Equipment and Tools	¥45,534M	(8.3)%	¥1,461M	+18.8%

In the Equipment and Tools Segment, overall sales showed on a gradual recovery trend each quarter, and finally recorded a smaller decline, a 1.8% year-over-year decrease in the January to March period. Accordingly, overall sales were a single-digit decline in full-year of fiscal 2020. Regarding overall operating income, in the January to March period, it decreased by 25.3% year over year due mainly to a slowdown in sales of the Security Business that enjoys high profitability, and a temporary hike of personnel expenses, while in full-year of fiscal 2020, it recorded a double-digit year-over-year growth.

(Machine and Facility Segment)

Regarding the business environment, the domestic demand for machine tools by the Japan Machine Tool Builders’ Association decreased by 49.4% year over year (April-June period), 37.4% year over year (July- September period), 14.0% year over year (October-December period), and increased by 1.6% year over year (January-March period), which has been recovering every quarter.

The summary of each business is as follows:

【Machine Tools Business (Down 36.3% Y-o-Y)】

The orders received turned to a 1.2% year-over-year increase in the January to March period, and accordingly, the year-over-year decline of net sales has been smaller gradually. The backlog at the end of March 2021 increased by 2.3% year over year.

【Factory Automation Business (Up 18.0% Y-o-Y)】

Although the orders received substantially decreased year over year by the third quarter, it recovered to a 1.1% year-over-year decrease in the January to March period. The backlog at the end of March 2021 decreased by 50% year over year.

	Net Sales	Y-o-Y	Operating Income	Y-o-Y
Machine and Facility	¥14,320M	(30.8)%	¥305M	(49.2)%

In the Machine and Facility Segment, overall sales decreased by 26.6% year over year in the second half, which resulted in a slightly smaller decline compared with a 34.9% year-over-year decrease in the first half.

Overall operating income decreased by 39.0% year over year in the second half, which resulted in a slightly smaller decline compared with a 56.1% year-over-year decrease in the first half due to an improvement of profitability and efforts to reduce the SG&A expenses.

(Construction and Piping Products Segment)

Regarding the business environment, the construction starts of steel frame buildings by floor area, a leading indicator, showed no signs of a recovery, a 14.9% year-over-year decrease (January-March period), a 9.9% year-over-year decrease (April-June period), and a 21.1% year-over-year decrease (July-September period), and a 13.8% year-over-year decrease (October-December period).

The summary of each business is as follows:

【Building Supplies Business (Down 15.9% Y-o-Y)】

The sales recorded a double-digit year-over-year decrease throughout the fiscal year, reflecting decreased demand. Regarding in-house products, sales volume and unit prices recorded a year-over-year decrease due to decreased demand. The high strength bolts, our major purchasing supplies, turned to a single-digit year-over-year decrease in the January to March period from a double-digit decrease by the third quarter of this fiscal year due to fading the impact of special factors in the previous fiscal year.

【Piping Products Business (Down 4.5% Y-o-Y)】

The sales have recorded a single-digit decrease since the second quarter, due to the postpone and cancel of construction projects, and a slowdown in production, reflecting a decrease in overall demand, although the sales recorded a slight year-over-year growth in the first quarter due to an order of a big project.

	Net Sales	Y-o-Y	Operating Income	Y-o-Y
Construction and Piping Products	¥29,624M	(13.6)%	¥899M	(55.5)%

In the Construction and Piping Products Segment, overall sales decreased by 11.4% year over year in the second half, which resulted in a slightly smaller decline compared with a 15.6% year-over-year decrease in the first half.

Overall operating income decreased substantially, reflecting a decrease in sales, and deteriorated gross profit margin despite efforts to reduce the SG&A expenses.

(2) Capital Expenditures

Capital expenditures during the year ended March 31, 2021 totaled ¥1,384 million (24.2% decrease from the previous year). The main part of the expenditure was the acquisition of distribution warehouse sites.

(3) Status of Financing

Not applicable.

(4) Status of properties and profit/loss for the previous 3 fiscal years

Section	The 60th fiscal year ended in March 2018	The 61st fiscal year ended in March 2019	The 62nd fiscal year ended in March 2020	The 63rd fiscal year ended in March 2021 (current fiscal year)
Net sales (thousand yen)	98,881,982	107,873,730	104,619,924	89,478,943
Ordinary income (thousand yen)	3,464,901	4,416,734	4,334,624	3,116,379
Net income attributable to owners of parent (thousand yen)	2,311,399	2,893,086	2,808,129	1,935,651
Net income per share (yen)	159.44	199.57	193.71	133.53
Total assets (thousand yen)	63,283,376	66,988,179	67,083,548	66,512,442
Net assets (thousand yen)	39,085,680	40,690,646	42,302,334	44,261,945
Net assets per share (yen)	2,696.12	2,806.90	2,908.60	3,036.29
(Notes)	1. Net income per share is calculated based on the average number of issued shares during the period less treasury stock, and net assets per share is calculated based on the number of issued shares at the end of period less treasury stock.
As trust assets under the “trust for distribution to officers”, our company’s shares held by Custody Bank of Japan, Ltd. (Trust account) are included in treasury stock to be deducted in the calculation of net income per share and net assets per share.
2.	We have adopted ‘Partial Amendments to “Accounting Standard for Tax Effect Accounting”‘ (ASBJ Statement No. 28 February 16, 2018) since the beginning of the 61st fiscal year, and with regard to total assets for the 60th fiscal year, the amount calculated based on the accounting standard is presented.
3.	We finalized provisional accounting pertaining to a business combination during the 63rd fiscal year. With regard to total assets for the 62nd fiscal year, in association with the finalization of provisional accounting, the amount reflecting the critical review of the initial allocation of acquisition cost is presented.

(5) Significant subsidiaries

Company Name	Capital Stock	Investment ratio	Business Domain
G-Net Corporation	JPY 420,665,000	100%	Sales of machine tools, machinery, tools and equipment
Gifu Shoji Co., Ltd.	JPY 10,000,000	100%	Sales of cutting tools and machine tools
Security Design, Inc.	JPY 100,000,000	80%	Sales of surveillance camera systems, security systems, access control equipment, etc.

(6) Issues to be addressed

With the goal of “STAND BY YOUR FUTURE,” our Group hopes to be a group that can provide support so that society and its stakeholders can achieve a sustainable future. The COVID-19 pandemic over the past year has significantly changed people’s living environment. As we seek to realize a sustainable future in line with the situation, we will set and work on the priority issues to be addressed as a group.

With regard to the management integration with Maruka, we executed the agreement on management integration on May 7, 2021, and subject to the approval at this ordinary general meeting of shareholders, we will establish MARUKA FURUSATO Corporation, which will be the wholly owning parent company of both companies, on October 1 of this year by joint share transfer. The newly established joint holding company will develop our platform strategy through realizing synergies such as expansion of the transaction volumes of machine tools, expansion of the Robot System Integrator Business, collaboration in global markets, improvement of ability to generate cash flow through efficiency of management resources and strategic investments, and will strive to enhance our corporate value as a engineering trading company that fully supports manufacturing.

(i) Compliance with laws and social norms

In our corporate philosophy of OUR STANDARDS, our Group states, “We comply with all relevant laws and social rules, and maintain a high sense of ethics.” In addition to the “Respect human rights” and “Be fair and equitable” stipulated in the Standards, we will comply with them as important standards of judgment for our thinking and behavior in society.

(ii) Increased productivity

With structural energy shortages and labor shortages expected in the future due to the declining birthrate and aging population, we will work to improve productivity in order to maintain competitiveness and expand earnings. In addition to automation at manufacturing sites, we will promote the automation of a wide range of operations utilizing RPA and other digital technologies, and will introduce cloud PBX and cloud FAX to create an environment in which employees can work in a variety of ways. By improving labor productivity at all departments of our Group, we believe that not only profitability but also the promotion of energy conservation and work style reform will be achieved.

(iii) Securing and developing human resources

In order to build a business with flexible ideas and expand our business domain in a highly volatile business environment, it is essential to secure, discover and develop diverse and talented human resources, and we recognize this as an important management issue. In order to create an environment in which employees can continue to work energetically, we launched a new personnel system in April 2021, and are working to reform the way they work and to expand welfare programs that contribute to a better work-life balance. At the same time, we are working with a sense of speed to create a field where all generations can play an active role, enabling us to renew our organization without being caught up in conventional thinking.

(iv) Promotion of business portfolio management

Our Group promotes business portfolio management by diversifying into multiple businesses with different business models and economic sensitivities, aiming at securing stable profitability and realizing reliable growth potential, and for the purpose of dispersing the risk of performance fluctuations. We will strive to create optimal value by proactively supplementing the fields needed to strengthen each business through mergers and acquisitions and alliances.

(v) Strengthening Group Governance

Our Group regards the expansion of business areas through mergers and acquisitions and business alliances as a permanent growth strategy, and recognizes that strengthening effective governance in group management in line with this strategy is an important management issue. To address these issues, we will efficiently and strategically implement concentrated investment of management resources, including the integration of the corporate functions of each group company and the strengthening of the internal control system, in order to strengthen group governance.

(vi) Initiatives for Sustainability

Solving the challenges facing the global environment and society is universal, and many countries have pledged to become carbon neutral in the future. Against this backdrop, expectations for the role of companies are rising, and there is a growing trend to regard sustainability as an important issue from the perspective of responding to ESG investment. Our Group will set SDGs goals and targets that can be implemented through the business activities of each Group company, and contribute to the realization of a sustainable society by linking these goals and targets with ESG activities.

(7) Principal business	(As of March 31, 2021)

Our Group is comprised of the Equipment and Tools Business, the Machine and Facility Business and the Construction and Piping Products Business.

Business Segment	Business Profile
Equipment and Tools

Wholesale of small and medium machinery, tools and supplies, etc. (Industrial Equipment Business);

Direct sales of cutting tools, machine tools, etc. to the automobile industry (Machine and Tools for Automotive Business);

Wholesale of housing equipment such as integrated kitchen systems and modular baths, etc. (Housing Equipment Business);

Wholesale of surveillance camera systems, security systems, access control (entry and exit control) (Security Business), etc.

Machine and Facility	Wholesale of large machines such as machine tools, facilities installed in production lines, etc. (Machine Tools Business), and Direct sales (Factory Automation Business)
Construction and Piping Products

Direct sales of fastening products, hardware, welding-related materials, painting-related materials, machine and tools, etc. to steel fabricators, and manufacturing and direct sales of turnbuckle braces, etc. (Steel Frame Construction Supplies Business);

Direct sales of piping supplies, fastening products, and machine and tools to plant plumbers (Piping Products Business)

(8) Major Business Sites and Plants	(As of March 31, 2021)

(i) Our Company

Headquarters	(Osaka Head Office) 1-2-10 Minamishin-machi, Chuo-ku, Osaka (Tokyo Head Office) 3-1-7 Heiwajima, Ota-ku, Tokyo
Sales Offices

Chitose (Hokkaido), Iwate (Iwate Prefecture), Sendai (Miyagi Prefecture), Sendai Kita (Miyagi Prefecture), Yamagata (Yamagata Prefecture)

Koriyama (Fukushima Prefecture), Utsunomiya (Tochigi Prefecture), Gunma (Gunma Prefecture), Ibaraki (Ibaraki Prefecture), Saitama (Saitama Prefecture)

Chiba (Chiba Prefecture), Tokyo (Tokyo), Kanagawa (Kanagawa Prefecture), Niigata (Niigata Prefecture), Matsumoto (Nagano Prefecture)

Fuji (Shizuoka Prefecture), Shizuoka (Shizuoka Prefecture), Mikawa (Aichi Prefecture), Ichinomiya (Aichi Prefecture), Mie (Mie Prefecture)

Toyama (Toyama Prefecture), Fukui (Fukui Prefecture), Shiga (Shiga Prefecture), Kyoto (Kyoto Prefecture), Osaka (Osaka Prefecture)

Himeji (Hyogo Prefecture), Okayama (Okayama Prefecture), Hiroshima (Hiroshima Prefecture), Yonago (Tottori Prefecture), Yamaguchi (Yamaguchi Prefecture)

Tokushima (Tokushima Prefecture), Kagawa (Kagawa Prefecture), Matsuyama (Ehime Prefecture), Kitakyushu (Fukuoka Prefecture), Kurume (Fukuoka Prefecture)

Oita (Oita Prefecture), Kagoshima (Kagoshima Prefecture)

Plants	Utsunomiya (Tochigi Prefecture), Saitama (Saitama Prefecture), Shiga (Shiga Prefecture), Kurume (Fukuoka Prefecture)
Other	Distribution Center (Osaka Prefecture), Kanto Distribution Center (Saitama Prefecture)

(ii) Subsidiaries

G-Net Corporation
Headquarters	1-2-10, Minamishin-machi, Chuo-ku, Osaka
Branches	Tokyo Branch (Tokyo), Nagoya Branch (Aichi Prefecture), Osaka Branch (Osaka Prefecture)

Gifu Shoji Co., Ltd.
Headquarters	2-49-2, Joto-dori, Gifu
Branches	Kariya Branch (Aichi Prefecture), Hamamatsu Branch (Shizuoka Prefecture)

Security Design, Inc.
Headquarters	7-1-5 Minami Aoyama, Minato-ku, Tokyo
Branches	Osaka Branch (Osaka-shi)

(9) Status of Employees	(As of March 31, 2021)

(i)      Employees of our Group

Number of employees	Increase or decrease from the end of the previous consolidated fiscal year
1,098 employees	+ 32

Note: The number of employees does not include contract employees, temporary employees, and part-time employees.

(ii)    Employees of our Company

Number of employees	Increase or decrease from the end of the previous fiscal year	Average age	Average years of service
533 employees	+ 19	40.0 years old	14.6 years

Note: The number of employees does not include contract employees, temporary employees, and part-time employees.

2	Current condition of the Company

(1) Shares	(As of March 31, 2021)

(i) Total number of authorized shares	42,125,500 shares
(ii) Total number of shares issued	14,574,366 shares
(iii) Number of shareholders	4,739 people
(iv) Major shareholders (Top 10)

Name of shareholders	Number of shares held	Ownership ratio
FRT, Ltd.	2,753,861 shares	18.97%
MUFG Bank, Ltd.	707,840 shares	4.88%
The Master Trust Bank of Japan, Ltd. (Trust account)	703,300 shares	4.84%
Nippon Life Insurance Company	496,640 shares	3.42%
Ryohei Furusato	401,500 shares	2.77%
Shinsho Corporation	386,800 shares	2.66%
HANWA CO., LTD.	344,000 shares	2.37%
Custody Bank of Japan, Ltd. (Trust account)	330,700 shares	2.28%
Furusato Group Employee Stock Ownership Plan	319,529 shares	2.20%
SEIWA CHUO HOLDINGS CORPORATION	292,820 shares	2.02%

(Notes)	1. The ownership ratio is calculated by deducting the number of treasury stock (55,412 shares).
2. Of the shares held by Custody Bank of Japan, Ltd. (Trust account), 23,200 shares are held as trust assets under the “trust for distribution to officers” and are treated as treasury stock in consolidated financial statements and financial statements, but are not deducted as treasury stock in the calculation of the ownership ratio.

(2) Condition of company officers

(i) Directors and Corporate Auditors	(As of March 31, 2021)

Position	Name	Duties assigned and concurrent holding of important positions
President and Representative Director	Ryohei Furusato	President and Representative Director of G-net Corporation Chairman and Representative Director of Gifu Shoji Co., Ltd. Chairman of Security Design Inc.
Executive Vice President	Katsuhiro Yamashita	Director of G-net Corporation Executive Vice President of Security Design Inc.
Director	Masahiro Uraike	Corporate Governance Director and Director of Administration Head Office of G-net Corporation
Director	Hideyasu Taniguchi	Director of Purchasing & Marketing Headquarters and Director of Purchasing & Marketing Department
Director	Taketsugu Fujii	Director of Administration Headquarters and in charge of General Affairs & HR Department
Director	Junko Takechi	Partner of Midosuji Legal Profession Corporation
Director	Hiroyuki Nakatsukasa	Representative of Nakatsukasa Certified Public Accountant and Certified Public Tax Accountant Office
Corporate Auditor	Satoshi Onishi	Corporate Auditor of Gifu Shoji Co., Ltd. Corporate Auditor of Security Design Inc.
Corporate Auditor	Motoomi Iwaki

Partner of Professional Corporation, Chuo Sogo Law Office

Outside Corporate Auditor of Okumura Engineering Corporation

Outside Corporate Auditor of SN Foods Co., Ltd.

Outside Director of Kyowa Technologies Co., Ltd.

Corporate Auditor	Bunzo Hineno	Representative of Hineno Certified Public Accountant Office Outside Corporate Auditor of Kokudo Kensetsu Co., Ltd.

(Notes)	1.	Junko Takechi and Hiroyuki Nakatsukasa are Outside Directors.
	2.	Motoomi Iwaki and Bunzo Hineno are Outside Corporate Auditors.
3.	Satoshi Onishi, a full-time Corporate Auditor, has many years of experience in financial institutions and considerable knowledge of finance and accounting. Motoomi Iwaki, an Outside Corporate Auditor, has professional views and broad insight as a lawyer. Bunzo Hineno, an Outside Corporate Auditor, has many years of experience as a certified public accountant and tax accountant and has considerable knowledge of finance and accounting.
4.	The Company has designated Junko Takechi and Hiroyuki Nakatsukasa, Directors, and Motoomi Iwaki and Bunzo Hineno, Corporate Auditors, as independent officers in accordance with the rules of the Tokyo Stock Exchange, and registered them with the Tokyo Stock Exchange.
5.	As of April 1, 2021, Ryohei Furusato, the President and Representative Director, has changed his position from the Chairman and Representative Director of Gifu Shoji Co., Ltd. to a Director thereof.
6.	As of June 11, 2021, Ryohei Furusato, the President and Representative Director, will resign as a Director of Gifu Shoji Co., Ltd.
7.	As of June 16, 2021, Ryohei Furusato, the President and Representative Director, will assume the position of the President and Representative Director of Security Design Inc.
8.	As of June 22, 2020, Motoomi Iwaki, an Corporate Auditor, retired from his position as an Outside Corporate Auditor of Daiken Medical Co., Ltd. due to the expiration of his term of office.

(ii) Remuneration for directors and Corporate Auditors

A.	Policy for decision of the amount of remuneration for officers

Our officers’ remuneration is based on the following five basic policies:

(i)	The remuneration is commensurate with the roles and responsibilities of each position;
(ii)	The remuneration is linked to corporate performance;
(iii)	The remuneration raises the awareness of contribution to improving corporate value over the medium and long term;
(iv)	The remuneration emphasizes the sharing of awareness of interest with shareholders; and
(v)	Transparency and objectivity are ensured in the remuneration determination process.

Based on the above policies, the amount of remuneration is determined within the total remuneration amount decided in advance by a General Meeting of shareholders, by a resolution of the Board of Directors for directors, and by consultation of the Board of Corporate Auditors for Corporate Auditors.

a.	Policy for base remuneration

The base remuneration is paid for each position of directors every month. The Nomination and Remuneration Committee compares the remuneration level with that of other listed companies to ensure objectivity.

b.	Policy for non-monetary remuneration

(Performance-linked share remuneration)

The purpose of the performance-linked share remuneration is to raise awareness about how to contribute to the increase in corporate value by sharing profits due to fluctuations in share prices with shareholders. The Company grants points according to the achievement level of the performance goals (consolidated net sales and operating income) of the Mid-term Management Plan and delivers shares of the Company equivalent to the number of points granted to directors at the time of their retirement.

Indicators for the performance-linked share remuneration are achievement rates of “consolidated net sales (percentage of evaluation is 30%)” and “consolidated operating income (percentage of evaluation is 70%)” published in the Mid-term Management Plan, and the number of points to be granted is determined by multiplying the basic points of each position by a coefficient set according to the achievement rate. The converted amount of basic points for executive officers is set at approximately 10% of the total remuneration.

c.	Policy for performance-based remuneration

(Bonuses to directors)

Based on the results of business performance in the fiscal year, the amount of bonuses is calculated by multiplying the base remuneration for each position by a coefficient of 0 to 30% (performance coefficient) and is paid annually. The performance coefficient is determined by achievement rates against internal targets that are set based on the consolidated operating income plan. In the event that any special circumstances arise, such as the forecast of a sudden change in business performance, the Nomination and Remuneration Committee may discuss individual and specific amounts from a comprehensive perspective and report the results to the Board of Directors, regardless of the rate of achievement of the plan, and the Board of Directors may resolve the matter.

d.	Other matters concerning determination of remuneration

When the Board of Directors determines the amount of remuneration, the Nomination and Remuneration Committee, which is established under the Board of Directors and is composed of a majority of outside directors and is chaired by an outside director, discusses individual and specific matters and reports to the Board of Directors, thereby ensuring transparency and objectivity.

B.	Total amount of remuneration for the current fiscal year

Classification	Total amount paid (Thousand yen)	Total amounts paid by type of remuneration (Thousand yen)			Number of eligible directors and auditors
		Base remuneration	Performance-based remuneration	Non-monetary remuneration
Directors (Outside Directors)	106,605 (12,000)	97,905 (12,000)	8,700 (－)	－ (－)	7 (2)
Corporate Auditors (Outside Corporate Auditors)	24,700 (10,800)	24,700 (10,800)	－ (－)	－ (－)	3 (2)
Total (Outside Directors and Corporate Auditors)	131,305 (22,800)	122,605 (22,800)	8,700 (－)	－ (－)	10 (4)

(Notes)	1.	The total amount of remuneration for directors does not include salaries for employees of directors who concurrently serve as employees.

2.	Performance indicators for performance-based remuneration are consolidated operating income, and the actual amount is 2,778,097 thousand yen. Our performance-based remuneration is calculated by multiplying the base remuneration for each position by a coefficient of 0 to 30% (performance coefficient).
3.	The content of non-monetary remuneration is a stock remuneration plan “Trust for stock distribution to officers.” Under the plan, the Company grants points according to the achievement level of the performance goals (consolidated net sales and operating income) of the Mid-term Management Plan and delivers shares of the Company equivalent to the number of points granted to directors, through the trust, at the time of their retirement. For the current fiscal year, as the Company withheld the preparation of the Mid-term Management Plan due to COVID-19, it is not subject to evaluation.
4.	The maximum amount of remuneration for directors has been resolved to be within 200,000 thousand yen per year (excluding salaries for employees) at the 50th Ordinary General Meeting of shareholders held on June 27, 2008. As of the conclusion of the meeting, the number of directors was seven (of which two were outside directors). In addition, at the 59th Ordinary General Meeting of shareholders held on June 28, 2017, the Company has introduced a performance-linked stock-based remuneration plan for directors other than outside directors, with a limit of 100,000 thousand yen for a three-year trust period.
5.	The maximum amount of remuneration for Corporate Auditors has been resolved to be within 50,000 thousand yen per year at the 50th Ordinary General Meeting of shareholders held on June 27, 2008. As of the conclusion of the meeting, the number of Corporate Auditors was three.
6.	The remuneration above includes the following:

Provision for directors’ bonuses for the current fiscal year of 8,700 thousand yen (8,700 thousand yen for five directors (excluding outside directors))

(iii) Outline of terms and conditions of liability insurance contract for officers, etc.

The Company has concluded a liability insurance contract for officers, etc. with an insurance company as prescribed in Article 430-3, Paragraph 1 of the Companies Act. The following is the overview of the insurance contract:

A.	Scope of the insured under the insurance contract

All officers, etc. (directors, Corporate Auditors and executive officers) of the Company and its subsidiaries G-net Corporation, Gifu Shoji Co., Ltd. and Security Design Inc.

B.	Substantial share of insurance premiums borne by the insured

The entire amount is paid by the Company and the insured does not actually bear any insurance premium.

C.	Covered insured events

Compensation is provided for damages and court costs incurred by an officer, etc. who is an insured due to any claim for damages made against him/her during the insurance period as a result of any act conducted by him/her in the performance of his/her duties (including omission). However, there are certain disclaimers, such as the case of an act conducted knowing that it is a violation of law.

(iv) Matters concerning outside officers

A.	Concurrent holding of important positions at another corporation, etc. and relationship between the Company and said another corporation
-	Junko Takechi, a director, is a partner of Midosuji Legal Profession Corporation. There is no special business relationship between the Company and said entity.
-	Hiroyuki Nakatsukasa, a director, is the representative of Nakatsukasa Certified Public Accountant and Certified Public Tax Accountant Office. There is no special business relationship between the Company and said entity.
-	Motoomi Iwaki, a Corporate Auditor, is a partner of Professional Corporation, Chuo Sogo Law Office, an outside Corporate Auditor of Okumura Engineering Corporation, an outside Corporate Auditor of SN Foods Co., Ltd. and an outside Director of Kyowa Technologies Co., Ltd. There is no special business relationship between the Company and said entities.
-	Bunzo Hineno, a Corporate Auditor, is the representative of Hineno Certified Public Accountant Office and an outside Corporate Auditor of Kokudo Kensetsu Co., Ltd. There is no special business relationship between the Company and said entities.
B.	Principal activities during the current fiscal year

Attendance, statement and outline of duties performed in relation to the roles expected of outside directors

Junko Takechi, director	She attended all 14 meetings of the Board of Directors held during the current fiscal year. She provides advice and recommendations to ensure the appropriateness and fairness of decision making of the Board of Directors, including expressing her opinions from a professional viewpoint as a lawyer. As a member of the Nomination and Remuneration Committee, she engages in selecting candidates for our officers and supervising the decision-making process of officers’ remuneration from an objective and neutral standpoint.

Hiroyuki Nakatsukasa, director	He attended all 14 meetings of the Board of Directors held during the current fiscal year. He provides advice and recommendations to ensure the appropriateness and fairness of decision making of the Board of Directors, including expressing his opinions from a professional viewpoint as a certified public accountant. As the chairperson of the Nomination and Remuneration Committee, he leads selecting candidates for our officers and supervising the decision-making process of officers’ remuneration from an objective and neutral standpoint.

Motoomi Iwaki, Corporate Auditor	He attended all 14 meetings of the Board of Directors and all 15 meetings of the Board of Corporate Auditors held during the current fiscal year. He provides advice and recommendations to ensure the appropriateness and fairness of decision making of the Board of Directors, including expressing his opinions from a professional viewpoint as a lawyer. He also makes necessary remarks at meetings of the Board of Corporate Auditors.

Bunzo Hineno, Corporate Auditor	He attended all 14 meetings of the Board of Directors and all 15 meetings of the Board of Corporate Auditors held during the current fiscal year. He provides advice and recommendations to ensure the appropriateness and fairness of decision making of the Board of Directors, including expressing his opinions from a professional viewpoint as a certified public accountant. He also makes necessary remarks at meetings of the Board of Corporate Auditors.

C.	Outline of terms and conditions of liability limitation agreement

Pursuant to Article 427, Paragraph 1 of the Companies Act, the Company and all outside officers have entered into an agreement to limit their liability for damages prescribed in Article 423, Paragraph 1 of the same Act.

The maximum amount of liability for damages under such agreement is the amount stipulated by laws and regulations.

(3) Condition of Accounting Auditor

(i) Name: Deloitte Touche Tohmatsu LLC

(ii) Amount of remuneration

Classification	Paid amount (Thousand yen)
Amount of remuneration of accounting auditor for the current fiscal year	43,500
Total amount of money and other property benefits payable to accounting auditor by the Company and its subsidiaries	43,500

(Notes)	1.	In the audit agreement between the Company and the accounting auditor, the amounts of audit fees for audits pursuant to the Companies Act and audits pursuant to the Financial Instruments and Exchange Act are not clearly separated and cannot be actually separated. Therefore, the total amount of these audits is specified.
2.	The Board of Corporate Auditors agreed on the amount of remuneration of the accounting auditor after conducting the necessary verification as to the appropriateness of the content of the audit plan prepared by the accounting auditor, the status of the performance of duties of the accounting auditor and the basis for calculation of the remuneration estimate.

(iii) Policy for determination of dismissal or refusal of reappointment of accounting auditor

The Board of Corporate Auditors shall determine the content of proposals regarding the dismissal or refusal of reappointment of the accounting auditor to be submitted to a General Meeting of shareholders if it deems necessary to do so, such as the case where the accounting auditor has difficulty in performing its duties.

If the accounting auditor is deemed to fall under any of the items of Article 340, Paragraph 1 of the Companies Act, the accounting auditor shall be dismissed with the consent of all members of the Board of Corporate Auditors. In this case, the member of the Board of Corporate Auditors selected by the Board of Corporate Auditors shall report the dismissal of the accounting auditor and the reason thereof at the first General Meeting of shareholders convened after the dismissal.

(4) System for ensuring appropriate operations

The Board of Directors of the Company has resolved the following matters as a system for ensuring the appropriate operations of the Company:

(i)	System for ensuring that the performance of duties by directors complies with laws and regulations and the Articles of Incorporation
-	The Board of Directors shall determine important matters regarding management in accordance with laws and regulations, the Articles of Incorporation, resolutions of General Meetings of shareholders, regulations of the Board of Directors and the compliance manual.
-	Directors shall execute the business of the Company in accordance with laws and regulations, the Articles of Incorporation, resolutions of the Board of Directors, rules for segregation of duties, approval standards for business and other internal rules.
-	Directors shall report the status of performance of their duties to the Board of Directors and mutually monitor and supervise the status of performance of duties by other directors so that the Board of Directors supervises the performance of duties by directors.
-	Members of the Board of Corporate Auditors shall exercise the authority prescribed by laws and regulations and conduct audit on the performance of duties by directors in accordance with audit standards or audit plans in cooperation with the Internal Auditing Division and the accounting auditor.
-	With respect to overall compliance relating to the performance of duties by officers and employees, including directors, designated whistle-blowing and consultation hotline shall be established within the Company.

(ii)	System for ensuring that the performance of duties by employees complies with laws and regulations and the Articles of Incorporation
-	Employees shall act in accordance with laws and regulations, the Articles of Incorporation as well as the compliance manual, the code of conduct and various internal regulations.
-	In the event that an employee discovers any violation of laws and regulations, the Articles of Incorporation or internal regulations, or any act that is contrary to conventional wisdom, he/she shall report such violation to the designated hotline inside or outside the Company as indicated in the compliance manual.
-	The Internal Auditing Division shall periodically conduct internal audits on the status of compliance with laws and regulations, the Articles of Incorporation and internal regulations, procedures for performance of duties and the appropriateness of the contents thereof relating to overall operations and report the results to the President and Corporate Auditors, and conduct follow-up audits on issues and problems discovered, as necessary.

(iii)	System regarding retention and management of information pertaining to performance of duties by directors
-	Directors shall appropriately and reliably retain and manage statutory documents such as minutes of General Meetings of shareholders and meetings of the Board of Directors as well as documents containing information pertaining to the performance of significant duties (including electromagnetic records; the same shall apply hereinafter) together with related materials in accordance with internal regulations.
-	Directors and members of the Board of Corporate Auditors may access the information described in the preceding Paragraph at any time.

(iv)	Regulations and other system regarding management of risk of loss
-	The Company shall appoint a person responsible for managing individual risk to establish a risk management system in accordance with the “Risk Management Regulations” that form the basis of the risk management system.
-	In the event of any unpredictable event, the Company shall establish a task force under the direction of the President to take prompt action in order to prevent the expansion of damage and minimize it.

(v)	System for ensuring efficient performance of duties by directors
-	As a basis of the system for ensuring that directors perform their duties efficiently, the Board of Directors shall hold a regular meeting once a month in principle, and an extraordinary meeting as appropriate.
-	Important matters relating to management shall be discussed in advance at the Management Meeting, which is an advisory body to the President, and after such discussions, the Board of Directors shall make executive decisions.
-	The Board of Directors shall determine the execution of the Mid-term Management Plan and each semi-annual budget that take into account the future business environment to establish company-wide targets, and each division shall plan and implement specific measures to achieve the targets.

(vi)     System for ensuring appropriate operations at corporate group consisting of the Company and its subsidiaries (hereinafter referred to as the Group)

-	System for reporting matters regarding performance of duties by directors of the Company’s subsidiaries

The Company shall request its subsidiaries to submit related materials as necessary in order to accurately understand the management of the subsidiaries based on the “Regulations for Administration of Affiliates” prescribed by the Company.

The Company shall request its subsidiaries to make a regular report regarding the status of their operations and the performance of duties by their directors at the Board of Directors or the Management Meetings.

-	Regulations and other system regarding management of risk of loss of subsidiaries

Based on the “Risk Management Regulations” established by each Group company, the Risk Management Committee shall be established to build, maintain and promote improvements in risk management at each Group company.

The subsidiaries shall implement their own risk management and report the status thereof to the Risk Management Committee of the Company.

-	System for ensuring efficient performance of duties by directors of subsidiaries

Based on the management principles and policies of the Group, the Company shall prepare the Group Mid-term Plan for the execution of businesses of each Group company, and plan and execute various strategies to achieve the goals.

-	System for ensuring that the performance of duties by directors and employees of subsidiaries complies with laws and regulations and the Articles of Incorporation

The Company shall cause its subsidiaries to establish a system whereby their directors and employees shall engage in lawful and fair business activities in response to social requests in accordance with the compliance manual common to the Group.

The Company shall make its whistle-blowing and consultation hotline available to the Group companies to establish a system that can handle whistle-blowing and employee consultation of the Group companies.

(vii)	Matters regarding employees who assist duties of the Corporate Auditors in cases where the Corporate Auditors request the appointment of such employees
-	Upon request of the Corporate Auditors, the Company shall select a few employees from the Internal Auditing Division to assist duties of such Corporate Auditors.

(viii)	Matters for ensuring the independence of the employees described in the preceding Item from directors and effectiveness of instructions given to such employees
-	The Corporate Auditors or the Board of Corporate Auditors shall have the authority to direct and command employees who assist duties of the Corporate Auditors to the extent that they assist the audit work, and the appointment, dismissal, evaluation, transfer or revision of wages of such employees requires the consent of the Board of Corporate Auditors.
-	If such employees concurrently serve as an employee of another department, the duties of such another department shall not preclude the audit work.

(ix)	System for reporting by directors and employees to members of the Board of Corporate Auditors and other system regarding reporting to members of the Board of Corporate Auditors
-	Upon request of members of the Board of Corporate Auditors, directors and employees of the Group shall report the status of execution of the Company’s operations and their duties.
-	Directors and employees of the Group shall promptly report to members of the Board of Corporate Auditors when they discover any event that significantly lowers the Company’s credibility, causes or is likely to cause substantial damages to the Company.

(x)	System for ensuring that persons who make a report to members of the Board of Corporate Auditors are not treated disadvantageously on the grounds that the persons made the reporting
-	The Company prohibits giving disadvantageous treatments to any director and employee of the Group who make a report to members of the Board of Corporate Auditors on the grounds that he/she made the reporting, and shall thoroughly inform directors and employees of the Group to that effect.

(xi)	Matters relating to policy concerning the procedures for advance payment or reimbursement of expenses that arise pertaining to the performance of duties by members of the Board of Corporate Auditors and any other processing of expenses or obligations that arise pertaining to the performance of such duties
-	If members of the Board of Corporate Auditors request the Company to pay expenses in advance with respect to the performance of their duties, the department in charge shall deliberate the matter, and unless expenses relating to such request are deemed not necessary for the performance of duties of such member of the Board of Corporate Auditors, the Company shall promptly process the expenses or obligations.

(xii)	Other system for ensuring effective audits by members of the Board of Corporate Auditors
-	The Board of Corporate Auditors shall meet the President and Representative Director regularly to exchange opinions on important audit issues.
-	Members of the Board of Corporate Auditors shall maintain cooperation with the Internal Auditing Division and request the Internal Auditing Division to conduct investigations as necessary.
-	Members of the Board of Corporate Auditors shall regularly exchange opinions and information with the accounting auditor and request reports as necessary.

(xiii)	System for ensuring appropriate financial reporting
-	The Company shall establish an internal control reporting system to ensure appropriate financial reporting, and implement effective and efficient operation and evaluation thereof.

(xiv)	Matters relating to establishment of a system to eliminate anti-social forces
-	The Company shall clearly state its basic stance on the elimination of anti-social forces in the compliance manual and ensure that its employees are fully aware of the same. With respect to internal systems, the Company shall designate the General Affairs & HR Department as the responsible department, and in cooperation with police authorities, related organizations and lawyers, actively collect information on anti-social forces and organizations and share information to establish a system that enables systematic responses.

(5) Status of operation of system for ensuring appropriate operations

The following is an overview of the status of operation of the system for ensuring that the performance of duties by directors complies with laws and regulations and the Articles of Incorporation and other system for ensuring appropriate operations of the Company:

(i) Performance of duties by directors

The Board of Directors consists of seven directors, including two outside directors, and three Corporate Auditors, including two outside Corporate Auditors, are also present. During the current fiscal year, the Board of Directors met 14 times to deliberate respective proposal and supervise the status of the execution of operations. At the meetings, opinions are exchanged actively, and the effectiveness of decision making and supervision is ensured.

(ii) Performance of duties by members of the Board of Corporate Auditors

Members of the Board of Corporate Auditors, including outside Corporate Auditors, conduct audits based on the audit plan prescribed by the Board of Corporate Auditors, and conduct audits on the performance of duties by directors and check the development and operation of internal controls through the attendance at meetings of the Board of Directors and regular meetings with the representative directors, outside directors and Corporate Auditors of group companies, and regular information exchange with the accounting auditor and the Internal Auditing Division.

(iii) Compliance

The Group provides its employees with education on compliance through internal training and meetings to ensure that they comply with laws and regulations and the Articles of Incorporation. In addition, the Group has established the “Compliance Line” with an external law firm as a point of contact in order to prevent and correct illegal acts and acts that violate social norms or corporate ethics, and prescribes in its internal rules that a person who reports to the point of contact should not be treated disadvantageously on that ground.

(iv) Risk management

The Group has established the “Risk Management Committee” as a company-wide organization to carry out risk management. The Committee holds meetings twice a year and on a temporary basis to collect information from inside and outside the Company, conduct risk analysis from various perspectives, and examine and implement measures according to risks. In the event of a large-scale disaster or accident, the Group shall establish a task force headed by the President and Representative Director.

(v) Internal audit system

Based on the internal audit plan prepared by the Internal Auditing Division, the Company has conducted internal audits of the Company and its subsidiaries to ensure appropriate operations. The Company will continue to strengthen its internal audit system.

Consolidated Financial Statements

Consolidated Balance Sheet	(as of March 31, 2021)	(Thousands of Yen)
Items	Amount	Items	Amount
Assets		Liabilities
Current assets:	43,178,617	Current liabilities:	21,042,737
Cash and deposits	14,093,323	Notes and accounts payable-trade	12,215,679
Notes and accounts receivable-trade	18,817,569	Electronically recorded obligations-operating	6,132,644
Electronically recorded monetary claims-operating	3,924,145	Income taxes payable	439,554
Securities	300,708	Provision for bonuses	709,267
Merchandise and finished goods	4,550,481	Provision for bonuses for directors	17,300
Work in process	456,601	Other	1,528,291
Raw Materials and supplies	132,169	Non-current liabilities:	1,207,759
Other	909,311	Deferred tax liabilities	913,295
Allowance for doubtful accounts	(5,692)	Provision for share-based remuneration for directors	10,196
Non-current assets:	23,333,824	Retirement benefit liability	77,673
Property, plant and equipment:	15,273,747	Other	206,595
Building and structures, net	5,298,323	Total liabilities	22,250,496
Machinery, equipment, vehicles, net	727,940
Land	8,928,859
Construction in progress	494	Net Assets
Other, net	318,129	Shareholders’ equity:	42,451,422
Intangible assets:	2,826,809	Share capital	5,232,413
Goodwill	608,337	Capital surplus	5,997,217
Trade right	1,400,000	Retained earnings	31,307,517
Other	818,471	Treasury shares	(85,725)
Investments and other assets:	5,233,267	Accumulated other comprehensive income:	1,561,840
Investment securities	3,017,411	Valuation difference on available-for-sale securities	1,357,020
Retirement benefit asset	1,034,818	Remeasurements of defined benefit plans	204,819
Deferred tax assets	129,547	Non-controlling interests	248,683
Other	1,130,124	Total net assets	44,261,945
Allowance for doubtful accounts	(78,635)
Total assets	66,512,442	Total liabilities and net assets	66,512,442

(Note) All figures are rounded down to the nearest thousand yen.

Consolidated Statements of Income	(From April 1, 2020 to March 31, 2021)	(Thousands of Yen)

Items	Amounts
Net sales	89,478,943
Cost of sales	74,914,197
Gross profit	14,564,746
Selling, general and administrative expenses	11,786,648
Operating income	2,778,097
Non-operating income:	620,719
Interest income and dividend income	64,410
Purchase discount	426,673
Other	129,636
Non-operating expenses:	282,437
Interest expenses	7
Sales discounts	255,038
Other	27,391
Ordinary income	3,116,379
Extraordinary profit	30,731
Gain on sales of investment securities	30,731
Income before income taxes	3,147,111
Income taxes-current	1,042,918
Income taxes-deferred	58,344
Net income	2,045,847
Net income attributable to non-controlling interest	110,196
Net income attributable to owners of parent	1,935,651

(Note) All figures are rounded down to the nearest thousand yen.

Consolidated Statements of Changes in Shareholders’ Equity	(From April 1, 2020 to March 31, 2021)	(Thousands of Yen)

	Shareholders’ Equity
	Capital stock	Capital surplus	Retained earnings	Treasury stock	Total
Balance at April 1, 2020	5,232,413	5,997,217	30,221,251	(85,062)	41,365,820
Changes of items during the period
Dividends from surplus			(849,386)		(849,386)
Net income attributable to owners of parent			1,935,651		1,935,651
Purchases of treasury stock				(663)	663
Net changes in items other than shareholders’ equity
Total changes of items during the period	－	－	1,086,265	(663)	1,085,601
Balance at March 31, 2021	5,232,413	5,997,217	31,307,517	(85,725)	42,451,422

	Accumulated other comprehensive income				Non-controlling interests	Total net assets
	Valuation difference on available-for-sale securities	Deferred gains or losses of hedges	Remeasurements of defined benefit plans	Total accumulated other comprehensive income
Balance at April 1, 2020	800,902	(11)	(2,864)	798,026	138,487	42,302,334
Changes of items during the period
Dividends from surplus						849,386
Net income attributable to owners of parent						1,935,651
Purchases of treasury stock						(663)
Net changes in items other than shareholders’ equity	556,118	11	207,683	763,813	110,196	874,009
Total changes of items during the period	556,118	11	207,683	763,813	110,196	1,959,611
Balance at March 31, 2021	1,357,020	－	204,819	1,561,840	248,683	44,261,945

(Note) All figures are rounded down to the nearest thousand yen.

Audit Report

Accounting Audit Report on Consolidated Financial Statements

Independent Auditors’ Report
May 12, 2021
Furusato Industries, Ltd.
To Board of Directors
Deloitte Touche Tohmatsu LLC Osaka Office
Designated Limited Liability Partner Engagement Partner	Certified Public Accountant	Takuo Jo	[Seal]
Designated Limited Liability Partner Engagement Partner	Certified Public Accountant	Miki Kidowaki	[Seal]

Audit Opinion

Pursuant to Article 444, Paragraph 4 of the Companies Act, we have audited the consolidated financial statements, in other words, the consolidated balance sheet, the consolidated statements of income, the consolidated statements of changes in shareholders’ equity and the notes to consolidated financial statements of Furusato Industries, Ltd. (the “Company”) for the consolidated fiscal year from April 1, 2020 to March 31, 2021.

In our opinion, the above consolidated financial statements present fairly, in all material respects, the financial position and the results of operations of Furusato Industries, Ltd. and its consolidated subsidiaries for the period, for which the consolidated financial statements were prepared, in conformity with auditing standards generally accepted in Japan.

Basis for Audit Opinion

We conducted our audit in accordance with auditing standards generally accepted in Japan. Our responsibility under those auditing standards is described in “Auditor's Responsibility for Consolidated Financial Statements”. We are independent from the Company and its consolidated subsidiaries, and fulfil our other ethical responsibilities as auditors in accordance with the provisions on professional ethics in Japan. We believe that we have obtained sufficient and appropriate audit evidence to provide a basis for our opinion.

Emphasis of Matter

As described in the Notes to Consolidated Financial Statements 8. Notes related to significant subsequent events (regarding the management integration through the establishment of a joint holding company (share transfer) with Maruka Corporation), the Company and Maruka Corporation reached an agreement with respect to the establishment of FURUSATO MARUKA Corporation, which will be wholly owning parent company of both companies through a joint share transfer scheduled to become effective on October 1, 2021, and entered into a management integration agreement pursuant to the resolution of the Board of Directors held on May 7, 2021.

These matters do not affect our opinions.

Responsibilities of Management and Corporate Auditor and Board of Corporate Auditor for Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with auditing standards generally accepted in Japan. This includes development and implementation of internal controls deemed necessary by management for the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing consolidated financial statements, management is responsible for assessing whether it is appropriate to prepare the consolidated financial statements with the assumption of a going concern and for disclosing any matters relating to the going concern that are required to be disclosed under auditing standards generally accepted in Japan, as necessary.

The responsibilities of the Corporate Auditor and the Board of Corporate Auditors is to monitor the performance of the directors’ duties in the development and implementation of the financial reporting process.

Auditor's Responsibility in Auditing Consolidated Financial Statements

Our responsibility is to obtain reasonable assurance on the basis of the audit performed by the auditor that overall consolidated financial statements are free from material misstatement, whether due to fraud or error, and to express an opinion to consolidated financial statements from an independent standpoint in the audit report. Misstatements may arise from fraud or error and are considered material when they, individually or in the aggregate, are reasonably expected to influence the decisions of users taken on the basis of these consolidated financial statements.

As part of an audit in accordance with auditing standards generally accepted in Japan, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

・　Identify and assess the risk of material misstatement, whether due to fraud or error, design and perform audit procedures responsive to those risks. Selecting audit procedures to be applied is at the discretion of the auditor. In addition, we obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion.

・　Obtain, when performing risk assessments, an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of internal control.

・　Evaluate the appropriateness of the accounting policies and methods of application adopted by management and the reasonableness of accounting estimates made by management and related notes thereto.

・　Conclude on the appropriateness of preparing the consolidated financial statements with the assumption of going concern by management, and based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the assumption of going concern. If we conclude the existence of a material uncertainty, we are required to draw attention in our audit report to the notes in the consolidated financial statements or, if such notes are inadequate, to express an opinion with exceptions on the consolidated financial statements. Our conclusions are based on the audit evidence obtained up to the date of our audit report; however, future events or conditions may cause the company to cease to continue as a going concern.

・　Evaluate whether the presentation of the consolidated financial statements and notes thereto are in accordance with business auditing standards generally accepted in Japan, as well as the overall presentation, structure and content of the consolidated financial statements, including the related notes thereto, and whether the consolidated financial statements represent the underlying transactions and accounting events in a manner that achieves fair presentation.

・　Obtain audit evidence that is sufficient and appropriate regarding the financial information of the Company and its consolidated subsidiaries to express an opinion on the consolidated financial statements. We are responsible for the discretion, supervision and performance of the audit of the consolidated financial statements. We remain solely responsible for our audit opinion.

We communicate with the Corporate Auditor and Board of Corporate Auditors on the planned scope and timing of the audit, significant audit findings including any significant deficiencies in internal controls identified during the course of the audit, and other matters required by the auditing standards.

We also provide the Corporate Auditor and the Board of Corporate Auditors with a statement that we have complied with relevant ethical requirements in Japan regarding independence, matters that are reasonably considered to affect our independence, and, if applicable, related safeguards in order to eliminate or reduce obstruction factors.

Interest Required to Be Disclosed by Certified Public Accountants Act of Japan

Our firm and its engagement partners do not have any interest in the Company and its consolidated subsidiaries which is required to be disclosed pursuant to the provisions of the Certified Public Accountants Act of Japan.

END

Audit Report of Board of Corporate Auditors

Audit Report

With respect to the performance of duties by Directors for the 63th fiscal year from April 1, 2020 to March 31, 2021, the Board of Corporate Auditors has prepared this Audit Report after deliberation based on the audit reports prepared by each Corporate Auditor, and hereby reports as follows:

1. Auditing Method Employed by Corporate Auditor and Board of Corporate Auditor and Details Thereof

(1) The Board of Corporate Auditors established the auditing policy for the fiscal year under review, the allocation of duties and other related rules. In addition to receiving reports from each Corporate Auditor on the implementation and results of audits, the Board of Corporate Auditors also received reports from the Directors and other management and the accounting auditor on the performance of their duties and requested explanations as necessary.

(2) In accordance with the auditing standards for Corporate Auditors established by the Board of Corporate Auditors, and based on the auditing policies, the allocation of duties and other related rules, each Corporate Auditor has endeavored to gather information and to create an improved environment for auditing by communicating with the Directors, the Internal Auditing Division as well as other employees and other members of the Company, and has audited in the following manner:

(i) Each Corporate Auditor attended meetings of the Board of Directors and other important meetings, received reports on the performance of duties from Directors, employees and other members of the Company, requested explanations regarding such reports, as necessary, inspected important management documents and other important reports, and examined the business and financial positions of the Company at the head office and major business offices. With respect to the subsidiaries of the Company, each Corporate Auditor has facilitated communication and exchanged information with the Directors and Corporate Auditors of the subsidiaries, received reports on business from subsidiaries as necessary, and investigated its business and financial positions.

(ii) In terms of the content of resolutions made by the Board of Directors regarding the development of the systems provided in Article 100, Paragraph 1 and 3 of the Regulation for Enforcement of the Companies Act to ensure that the performance of duties by the Directors, which are described in the business report, are compliant with the laws and regulations of Japan and with the Company’s Articles of Incorporation and other systems to ensure that the operations of the corporate group consisting of the Company and its subsidiaries will be conducted appropriately, as well as the status of such systems established by such resolutions (internal control system), each Corporate Auditor periodically received reports on the status of development and operating situation of such systems from Directors, employees and other members of the Company, requested explanations regarding such reports as necessary, and expressed their opinion. With respect to the internal control report on financial reporting, each Corporate Auditor received reports from the Directors and “Deloitte Touche Tohmatsu LLC” on the evaluation of such internal control and the status of audit, and requested explanations regarding such reports as necessary.

(iii) The Corporate Auditors audited and examined whether the accounting auditor maintained their independence and performed audits in an appropriate manner. The Corporate Auditors received reports from the accounting auditor on the performance of their duties and, when necessary, requested explanations regarding those reports. The Corporate Auditors also received notification from the accounting auditor that it has taken steps to improve the “System to Ensure Appropriate Execution of the Duties of the Accounting Auditor” (as enumerated in each item of Article 131 of the Regulation on Corporate Accounting) in compliance with the “Quality Control Standards Relating to Auditing” (adopted by the Business Accounting Council on October 28, 2005) and other related provisions. The Corporate Auditors requested explanations on such notifications as necessary.

Based on the aforementioned method the Corporate Auditors reviewed the business report and supplemental schedules thereto for this fiscal year, financial statements for this year (balance sheets, statement of income, statements of changes in shareholders’ equity and notes to financial statements) and supplemental schedules thereto and the consolidated financial statements for this fiscal year (consolidated balance sheets, consolidated statement of income, consolidated statements of changes in shareholders’ equity and notes to consolidated financial statements).

2. Results of Audit

(1) Results of Audit of Business Reports, Etc.

(i) In our opinion, the business report and supplemental schedules thereto accurately represent the status of the Company in accordance with laws and regulations of Japan and the Company’s Articles of Incorporation.

(ii) With respect to the execution of duties by Directors, we have found no evidence of misconduct or material facts in violation of laws and regulations of Japan or the Company’s Articles of Incorporation.

(iii) We believe that the content of resolutions made by the Board of Directors regarding the internal control system is appropriate. Furthermore, there are no matters to be pointed out regarding the contents of the business report and the performance of duties by the directors regarding the internal control system (including any internal control for financial report).

(2) Results of Audit of Financial Statements and Supplemental Schedules Thereto

We are of the view that the methods and results of audits conducted by “Deloitte Touche Tohmatsu LLC”, the accounting auditor, are appropriate.

(3) Results of Audit of Consolidated Financial Statements

We are of the view that the methods and results of audits conducted by “Deloitte Touche Tohmatsu LLC”, the accounting auditor, are appropriate.

May 20, 2021

Board of Corporate Auditors of Furusato Industries, Ltd.

Corporate Auditor	Satoshi Onishi	[Seal]
Outside Corporate Auditor	Motoomi Iwaki	[Seal]
Outside Corporate Auditor	Bunzo Hineno	[Seal]

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